Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Pepco Holdings, Inc.

General Overview

Pepco Holdings, Inc. (PHI or Pepco Holdings), a Delaware corporation incorporated in 2001, is a holding company that, through its operating subsidiaries, is engaged primarily in the distribution, transmission and default supply of electricity and the delivery and supply of natural gas (Power Delivery). PHI has also been engaged in the competitive energy generation, marketing and supply business (Competitive Energy), which it has conducted through subsidiaries of Conectiv Energy Holding Company (collectively Conectiv Energy) and through Pepco Energy Services, Inc. and its subsidiaries (collectively, Pepco Energy Services), each of which has constituted a separate segment for financial reporting purposes. As more fully described below, PHI is in the process of disposing of Conectiv Energy and is winding down the retail energy supply portion of the business of Pepco Energy Services.

The following table sets forth the percentage contributions to consolidated operating revenue and operating income from continuing operations attributable to the Power Delivery and Pepco Energy Services segments:

	December 31,
	2009	2008	2007
(% including Intercompany Transactions)

Percentage of Consolidated Operating Revenue
Power Delivery	67%	68%	69%
Pepco Energy Services	32%	33%	30%
Intercompany transactions and other	1%	(1)%	1%
Percentage of Consolidated Operating Income
Power Delivery	78%	101%	80%
Pepco Energy Services	14%	10%	9%
Intercompany transactions and other	8%	(11)%	11%
Percentage of Power Delivery Operating Revenue
Power Delivery Electric	95%	94%	94%
Power Delivery Gas	5%	6%	6%

Power Delivery

Power Delivery Electric consists primarily of the transmission, distribution and default supply of electricity, and Power Delivery Gas consists of the distribution and supply of natural gas. Power Delivery represents one operating segment for financial reporting purposes.

The Power Delivery business is conducted by PHI’s three utility subsidiaries: Potomac Electric Power Company (Pepco), Delmarva Power & Light Company (DPL) and Atlantic City Electric Company (ACE). Each of these companies is a regulated public utility in the jurisdictions that comprise its service territory. Each company is responsible for the delivery of electricity and, in the case of DPL, natural gas in its service territory, for which it is paid tariff rates established by the applicable local public service commission. Each company also supplies electricity at regulated rates to retail customers in its service territory who do not elect to purchase electricity from a competitive energy supplier. The regulatory term for this supply service is Standard Office Service in Delaware, the District of Columbia and Maryland and Basic Generation Service in New Jersey. In this Form 8-K, these supply services are referred to generally as Default Electricity Supply.

Pepco, DPL and ACE are also responsible for the transmission of wholesale electricity into and across their service territories. The rates each company is permitted to charge for the wholesale transmission of electricity are regulated by the Federal Energy Regulatory Commission (FERC). Transmission rates are updated annually based on a FERC-approved formula methodology.

The profitability of the Power Delivery business depends on its ability to recover costs and earn a reasonable return on its capital investments through the rates it is permitted to charge. The Power Delivery operating results historically have been seasonal, generally producing higher revenue and income in the warmest and coldest periods of the year. Operating results also can be affected by economic conditions, energy prices and the impact of energy efficiency measures on customer usage of electricity.

Effective June 2007, the Maryland Public Service Commission (MPSC) approved a bill stabilization adjustment mechanism (BSA) for retail customers of Pepco and DPL. The District of Columbia Public Service Commission (DCPSC) also approved a BSA for Pepco’s retail customers, effective in November 2009. For customers to whom the BSA applies, Pepco and DPL recognize distribution revenue based on the approved distribution charge per customer. From a revenue recognition standpoint, this has the effect of decoupling distribution revenue recognized in a reporting period from the amount of power delivered during the period. As a consequence, the only factors that will cause distribution revenue in Maryland and the District of Columbia to fluctuate from period to period are changes in the number of customers and changes in the approved distribution charge per customer. For customers to whom the BSA applies, changes in customer usage (such as due to weather conditions, energy prices, energy efficiency programs or other reasons) from period to period have no impact on reported distribution revenue.

As a result of the BSA in Maryland and the District of Columbia, a Revenue Decoupling Adjustment is recorded representing either (a) a positive adjustment equal to the amount by which revenue from Maryland and District and Columbia retail distribution sales falls short of the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer or (b) a negative adjustment equal to the amount by which revenue from such distribution sales exceeds the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer.

Competitive Energy

On April 20, 2010, the Board of Directors of PHI approved a plan for the disposition of the Conectiv Energy segment. On July 1, 2010, PHI completed the sale of Conectiv Energy’s wholesale power generation business to Calpine Corporation (Calpine) for $1.63 billion. PHI is currently in the process of liquidating all of the Conectiv Energy segment’s remaining operations, consisting of its load service supply contracts, energy hedging portfolio, certain tolling agreements and other assets not included in the Calpine sale, which PHI expects to complete within a period of 12 months following the announcement of the disposition plan. In view of the adoption of a plan of disposition for the Conectiv Energy segment, the entire Conectiv Energy segment has been classified as a discontinued operation in PHI’s consolidated financial statements for each of the three years in the period ended December 31, 2009 and the business is no longer being treated as a separate segment for financial reporting purposes. Accordingly, in Management’s Discussion and Analysis of Financial Condition and Results of Operations, all references to continuing operations exclude the operations of the Conectiv Energy segment.

The estimated after-tax proceeds from the sale of the wholesale power generation business to Calpine and the liquidation of the remaining Conectiv Energy assets and businesses, combined with the return of cash collateral posted under the contracts, are expected to total approximately $1.7 billion, with related income tax payments approximating $200 million.

PHI currently estimates that the sale of the wholesale power generation business to Calpine and the liquidation of the remaining Conectiv Energy assets and businesses will result in a loss through the completion of the liquidation for financial reporting purposes ranging from $75 million to $100 million, after tax. This range of loss includes estimates of (i) the loss on the Calpine transaction, including transaction expenses, (ii) the additional income tax charges associated with the Calpine transaction, (iii) expenses for employee severance and retention benefits, and (iv) accrued expenses for certain obligations associated with the Calpine transaction, offset by (v) estimates of gains from the anticipated disposition of Conectiv Energy’s remaining assets and businesses not included in the Calpine sale, including load service supply contracts, the energy hedging portfolio, certain tolling agreements and other non-generation assets. The loss recognized in the second quarter of 2010 has exceeded the estimated range of loss because certain unrealized losses associated with derivative instruments that no longer qualify for cash flow hedge accounting have been recognized in the second quarter of 2010, and these losses are expected to be reduced primarily by gains from future dispositions of the load service supply contracts.

The business of the Pepco Energy Services segment has consisted primarily of (i) the retail supply of electricity and natural gas and (ii) providing energy savings performance contracting services principally to federal, state and local government customers, and designing, constructing and operating combined heat and power and central energy plants for customers (Energy Services). Pepco Energy Services also owns and operates two oil-fired generation facilities. In December 2009, PHI announced that it will wind down the retail energy supply component of the Pepco Energy Services business. The decision was made after considering, among other factors, the return PHI earns by investing capital in the retail energy supply business as compared to alternative investments. Pepco Energy Services is implementing this wind down by not entering into any new supply contracts, while continuing to perform under its existing supply contracts through the expiration dates of those contracts.

To effectuate the wind down, Pepco Energy Services will continue to fulfill all of its commercial and regulatory obligations and perform its customer service functions to ensure that it meets the needs of its customers, but will not be entering into any new retail energy supply contracts. Operating revenues related to the retail energy supply business for the years ended December 31, 2009, 2008 and 2007 were $2.3 billion, $2.5 billion and $2.1 billion, respectively, and operating income for the same periods was $88 million, $54 million and $39 million, respectively.

PHI expects the retail energy supply business to remain profitable through December 31, 2012, based on its existing contract backlog and its corresponding portfolio of wholesale hedges, with minimal losses beyond that date. Substantially all of Pepco Energy Services’ retail customer obligations will be fully performed by June 1, 2014.

In connection with the operation of the retail energy supply business, as of December 31, 2009, Pepco Energy Services had collateral requirements, which are based on existing wholesale energy purchase and sale contracts and current market prices, of approximately $280 million committed to its wholesale energy suppliers. Of this collateral amount, $157 million was in the form of letters of credit and $123 million was posted in cash. Pepco Energy Services estimates that at current market prices, with the wind down of the retail energy supply business, this collateral will be released as follows: 53% by December 31, 2010, an aggregate of 81% by December 31, 2011, an aggregate of 94% by December 31, 2012, and substantially all collateral by June, 1, 2014.

As a result of the decision to wind down the retail energy supply business, Pepco Energy Services in the fourth quarter of 2009 recorded (i) a $4 million pre-tax impairment charge reflecting the write off of all goodwill allocated to the business and (ii) a pre-tax charge of less than $1 million related to employee severance.

Pepco Energy Services’ remaining businesses will not be significantly affected by the wind down of the retail energy supply business.

Through its subsidiary Potomac Capital Investment Corporation (PCI), PHI maintains a portfolio of cross-border energy lease investments with a book value at December 31, 2009 of approximately $1.4 billion. This activity constitutes a third operating segment, which is designated as “Other Non-Regulated,” for financial reporting purposes. For a discussion of PHI’s cross-border energy lease investments, see Note (17), “Commitments and Contingencies—Regulatory and Other Matters – PHI’s Cross-Border Energy Lease Investments,” to the consolidated financial statements of PHI, set forth in Exhibit 99.3 of this Form 8-K.

Business Strategy

PHI’s business strategy is to remain a mid-Atlantic regional diversified energy delivery utility company focused on value creation, operational excellence and environmental responsibility. The components of this strategy include:

•

Achieving earnings growth in the Power Delivery business by focusing on transmission and distribution infrastructure investments and constructive regulatory outcomes, while maintaining a high level of operational excellence.

•	Pursuing technologies and practices that promote energy efficiency, energy conservation and the reduction of greenhouse gas emissions.

•

Supplementing PHI’s utility earnings through Pepco Energy Services by providing energy performance services and renewable energy and combined heat and power alternatives to commercial, industrial and government customers.

To further this business strategy, PHI may from time to time examine a variety of transactions involving its existing businesses, including the entry into joint ventures or the disposition of one or more businesses, as well as possible acquisitions. PHI also may reassess or refine the components of its business strategy as it deems necessary or appropriate in response to a wide variety of factors, including the requirements of its businesses, competitive conditions and regulatory requirements.

Earnings Overview

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

PHI’s net income for the year ended December 31, 2009 was $235 million, or $1.06 per share, compared to $300 million, or $1.47 per share, for the year ended December 31, 2008.

Net income for the year ended December 31, 2009, included the credits set forth below in the Power Delivery segment, which are presented net of federal and state income taxes and are in millions of dollars:

Mirant Corporation (Mirant) bankruptcy claims settlement	$24

Maryland income tax benefit, net of fees	$11

Net income for the year ended December 31, 2008, included the charges set forth below in the Other Non-Regulated operating segment, which are presented net of federal and state income taxes and are in millions of dollars:

Adjustment to the equity value of cross-border energy lease investments to reflect the impact of a change in assumptions regarding the estimated timing of the tax benefits	$(86)

Additional interest accrued related to the estimated federal and state income tax obligations from the change in assumptions regarding the estimated timing of the tax benefits on cross-border energy lease investments	$(7)

Excluding the items listed above, net income would have been $200 million, or $0.91 per share, in 2009 and $393 million, or $1.93 per share, in 2008.

PHI’s net income for the years ended December 31, 2009 and 2008, by operating segment, is set forth in the table below (in millions of dollars):

	2009	2008	Change
Power Delivery	$199	$250	$(51)
Pepco Energy Services	40	39	1
Other Non-Regulated	31	(57)	88
Corporate and Other	(47)	(49)	2

Net Income from Continuing Operations	223	183	40
Discontinued Operations	12	117	(105)

Total PHI Net Income	$235	$300	$(65)

Discussion of Operating Segment Net Income Variances:

Power Delivery’s $51 million decrease in earnings is primarily due to the following:

•	$30 million decrease due to higher operating and maintenance expenses (primarily higher pension expenses).

•	$17 million decrease due to higher interest expense associated with an increase in outstanding debt.

•

$10 million decrease due to favorable income tax adjustments in 2008, primarily interest resulting from Financial Accounting Standards Board (FASB) guidance on income taxes (Accounting Standards Codification (ASC) 740).

•	$7 million decrease due to higher depreciation expense as the result of increased plant.

•	$5 million decrease attributable to a decrease in unbilled revenue associated with ACE Basic Generation Service (primarily lower usage and migration to competitive suppliers).

•	$4 million decrease due to lower Default Electricity Supply margins, primarily due to increased bad debt expense and commercial customer migration to competitive suppliers.

•

$24 million increase due to the release of restricted cash as the result of Pepco’s settlement of its Mirant bankruptcy claim following rulings by the DCPSC and MPSC on customer sharing of the settlement proceeds.

•

$11 million increase due to a Maryland income tax benefit, net of $1 million (after-tax) in professional fees, related to a change in the tax reporting for the disposition of certain assets in prior years.

Pepco Energy Services’ $1 million increase in earnings is primarily due to the following:

•	$25 million increase due to the lower cost of energy and energy supply costs.

•	$17 million decrease due to higher interest and other expenses primarily associated with credit and collateral facilities for the retail energy supply business.

•	$4 million decrease due to lower construction activities.

•	$3 million decrease due to impairment of goodwill for the retail energy supply business.

Other Non-Regulated’s $88 million increase in earnings is primarily due to the impact of the cross-border energy lease investment re-evaluation adjustment recorded in June 2008.

The $105 million decrease in earnings from Discontinued Operations is primarily due to the following:

Merchant Generation and Load Service earnings at Conectiv Energy decreased approximately $101 million primarily due to:

•	$79 million decrease resulting from significantly reduced spark (natural gas) spreads and dark (coal) spreads (lower by 57%), and lower run-time (lower by 27% excluding tolled generation).

•	$63 million decrease primarily related to economic fuel hedges that were favorable in 2008 due to rising fuel prices and unfavorable in 2009 due to falling fuel prices.

•	$39 million increase due to an increase in capacity margins, primarily due to higher Reliability Pricing Model (RPM) clearing prices in the eastern part of the PJM RTO region.

Energy Marketing earnings at Conectiv Energy decreased approximately $6 million primarily due to lower natural gas marketing results primarily due to lower prices and demand.

Consolidated Results of Operations

The following results of operations discussion is for the year ended December 31, 2009, compared to the year ended December 31, 2008. All amounts in the tables (except sales and customers) are in millions of dollars.

Continuing Operations

Operating Revenue

A detail of the components of PHI’s consolidated operating revenue is as follows:

	2009	2008	Change
Power Delivery	$4,980	$5,488	$(508)
Pepco Energy Services	2,383	2,648	(265)
Other Non-Regulated	51	(60)	111
Corporate and Other	(12)	(17)	5

Total Operating Revenue	$7,402	$8,059	$(657)

Power Delivery Business

The following table categorizes Power Delivery’s operating revenue by type of revenue.

	2009	2008	Change
Regulated T&D Electric Revenue	$1,653	$1,690	$(37)
Default Electricity Supply Revenue	2,990	3,413	(423)
Other Electric Revenue	69	67	2

Total Electric Operating Revenue	4,712	5,170	(458)

Regulated Gas Revenue	228	204	24
Other Gas Revenue	40	114	(74)

Total Gas Operating Revenue	268	318	(50)

Total Power Delivery Operating Revenue	$4,980	$5,488	$(508)

Regulated Transmission and Distribution (T&D) Electric Revenue includes revenue from the delivery of electricity, including the delivery of Default Electricity Supply, by PHI’s utility subsidiaries to customers within their service territories at regulated rates. Regulated T&D Electric Revenue also includes transmission service revenue that PHI’s utility subsidiaries receive as transmission owners from PJM.

Default Electricity Supply Revenue is the revenue received from the supply of electricity by PHI’s electric utility subsidiaries at regulated rates to retail customers who do not elect to purchase electricity from a competitive energy supplier, and which, depending on the jurisdiction, is also known as Standard Officer Service (SOS) or Basic Generation Service (BGS). The costs related to Default Electricity Supply are included in Fuel and Purchased Energy. Default Electricity Supply Revenue also includes revenue from Transition Bond Charges and other restructuring related revenues.

Other Electric Revenue includes work and services performed on behalf of customers, including other utilities, which is generally not subject to price regulation. Work and services includes mutual assistance to other utilities, highway relocation, rentals of pole attachments, late payment fees, and collection fees.

Regulated Gas Revenue consists of revenues for on-system natural gas sales and the transportation of natural gas for customers by DPL within its service territory at regulated rates.

Other Gas Revenue consists of DPL’s off-system natural gas sales and the short-term release of interstate pipeline transportation and storage capacity not needed to serve customers. Off-system sales are made possible when low demand for natural gas by regulated customers creates excess pipeline capacity.

Regulated T&D Electric

	2009	2008	Change
Regulated T&D Electric Revenue
Residential	$596	$593	$3
Commercial and industrial	804	786	18
Other	253	311	(58)

Total Regulated T&D Electric Revenue	$1,653	$1,690	$(37)

Other Regulated T&D Electric Revenue consists primarily of: (i) transmission service revenue and (ii) revenue from the resale by Pepco in the PJM RTO market of energy and capacity purchased under a power purchase agreement between Panda-Brandywine, L.P. (Panda) and Pepco (the Panda PPA) prior to the transfer of the Panda PPA to an unaffiliated third party in September 2008.

	2009	2008	Change
Regulated T&D Electric Sales (GWh)
Residential	16,871	17,186	(315)
Commercial and industrial	31,570	32,520	(950)
Other	261	261	—

Total Regulated T&D Electric Sales	48,702	49,967	(1,265)

Regulated T&D Electric Customers (in thousands)
Residential	1,623	1,612	11
Commercial and industrial	198	198	—
Other	2	2	—

Total Regulated T&D Electric Customers	1,823	1,812	11

The Pepco, DPL and ACE service territories are located within a corridor extending from the District of Columbia to southern New Jersey. These service territories are economically diverse and include key industries that contribute to the regional economic base.

•	Commercial activity in the region includes banking and other professional services, government, insurance, real estate, shopping malls, casinos, stand alone construction, and tourism.

•	Industrial activity in the region includes chemical, glass, pharmaceutical, steel manufacturing, food processing, and oil refining.

Regulated T&D Electric Revenue decreased by $37 million primarily due to:

•

A decrease of $53 million in Other Regulated T&D Electric Revenue (which is matched by a corresponding decrease in Fuel and Purchased Energy) due to the absence of revenues from the resale of energy and capacity purchased under the Panda PPA after September 2008.

•	A decrease of $12 million due to lower non-weather related customer usage.

The aggregate amount of these decreases was partially offset by:

•

An increase of $16 million due to a distribution rate increase (which is substantially offset by a corresponding increase in Deferred Electric Service Costs) as part of a higher New Jersey Societal Benefit Charge that became effective in June 2008.

•

An increase of $15 million due to higher pass-through revenue (which is substantially offset by a corresponding increase in Other Taxes) primarily the result of increases in utility taxes that are collected on behalf of taxing jurisdictions.

Default Electricity Supply

	2009	2008	Change
Default Electricity Supply Revenue
Residential	$1,915	$1,882	$33
Commercial and industrial	915	1,200	(285)
Other	160	331	(171)

Total Default Electricity Supply Revenue	$2,990	$3,413	$(423)

Other Default Electricity Supply Revenue consists primarily of revenue from the resale by ACE in the PJM RTO market of energy and capacity purchased under contracts with unaffiliated non-utility generators (NUGs).

	2009	2008	Change
Default Electricity Supply Sales (Gigawatt hours (GWh))
Residential	16,274	16,621	(347)
Commercial and industrial	8,470	10,204	(1,734)
Other	101	101	—

Total Default Electricity Supply Sales	24,845	26,926	(2,081)

Default Electricity Supply Customers (in thousands)
Residential	1,572	1,572	—
Commercial and industrial	159	167	(8)
Other	2	2	—

Total Default Electricity Supply Customers	1,733	1,741	(8)

Default Electricity Supply Revenue, decreased by $423 million primarily due to:

•	A decrease of $175 million in wholesale energy revenues due to lower market prices for the sale of electricity purchased from NUGs.

•	A decrease of $167 million due to lower sales, primarily the result of commercial customer migration to competitive suppliers.

•	A decrease of $49 million due to lower non-weather related customer usage.

•	A decrease of $33 million due to lower sales as a result of milder weather primarily during the 2009 summer months as compared to 2008.

The decrease in total Default Electricity Supply Revenue includes a decrease of $8 million in unbilled revenue attributable to ACE’s BGS. Under the BGS terms approved by the New Jersey Board of Public Utilities (NJBPU), ACE is entitled to recover from its customers all of its costs of providing BGS. If the costs of providing BGS exceed the BGS revenue, then the excess costs are deferred in Deferred Electric Service Costs. ACE’s BGS unbilled revenue is not included in the deferral calculation, and therefore has an impact on the results of operations in the period during which it is accrued. While the change in the amount of unbilled revenue from year to year typically is not significant, for the year ended December 31, 2009, BGS unbilled revenue decreased by $8 million as compared to the year ended December 31, 2008, which resulted in a $5 million decrease in PHI’s net income. The decrease was due to increased customer migration and lower customer usage during the unbilled revenue period at the end of 2009 as compared to the corresponding period in 2008.

Regulated Gas

	2009	2008	Change
Regulated Gas Revenue
Residential	$139	$121	$18
Commercial and industrial	81	75	6
Transportation and other	8	8	—

Total Regulated Gas Revenue	$228	$204	$24

Regulated Gas Sales (billion cubic feet)
Residential	8	7	1
Commercial and industrial	5	6	(1)
Transportation and other	6	7	(1)

Total Regulated Gas Sales	19	20	(1)

Regulated Gas Customers (in thousands)
Residential	113	113	—
Commercial and industrial	10	9	1
Transportation and other	—	—	—

Total Regulated Gas Customers	123	122	1

DPL’s natural gas service territory is located in New Castle County, Delaware. Several key industries contribute to the economic base as well as to growth:

•	Commercial activity in the region includes banking and other professional services, government, insurance, real estate, shopping malls, stand alone construction, and tourism.

•	Industrial activity in the region includes chemical and pharmaceutical.

Regulated Gas Revenue increased by $24 million primarily due to:

•	An increase of $15 million due to the Gas Cost Rate increase effective November 2008, partially offset by rate decreases in March 2009 and November 2009.

•

An increase of $14 million (which is offset by a corresponding increase in Fuel and Purchased Energy) associated with the recognition of the unbilled portion of Gas Cost Rate revenue in 2009 which was not previously recognized.

The aggregate amount of these increases was partially offset by:

•	A decrease of $5 million due to lower non-weather related customer usage.

•	A decrease of $4 million due to lower sales as result of warmer weather during the fourth quarter of 2009 as compared to the corresponding period in 2008.

Other Gas Revenue

Other Gas Revenue decreased by $74 million primarily due to lower revenue from off-system sales resulting from:

•	A decrease of $67 million due to lower market prices.

•	A decrease of $9 million due to lower demand from electric generators and gas marketers.

Pepco Energy Services

Pepco Energy Services’ operating revenue decreased $265 million primarily due to:

•	A $170 million decrease due to lower volumes of retail electric load served as a result of the expiration of existing retail contracts.

•	A $72 million decrease due to lower construction activities as a result of reduced high voltage construction and maintenance projects.

•	A $20 million decrease due to lower retail natural gas prices partially offset by higher customer load as a result of customer acquisitions.

•	A $3 million decrease due to lower generation output as a result of milder weather and lower overall load levels for the PJM RTO control area.

Other Non-Regulated

Other Non-Regulated revenues increased by $111 million from a $60 million loss in 2008 to a $51 million gain in 2009. This was primarily the result of a non-cash charge of $124 million that was recorded in the quarter ended June 30, 2008 as a result of revised assumptions regarding the estimated timing of tax benefits from PCI’s cross-border energy lease investments. In accordance with FASB guidance on leases (ASC 840), the charge was recorded as a reduction to lease revenue from these transactions, which is included in Other Non-Regulated revenues.

Operating Expenses

Fuel and Purchased Energy and Other Services Cost of Sales

A detail of PHI’s consolidated Fuel and Purchased Energy and Other Services Cost of Sales is as follows:

	2009	2008	Change
Power Delivery	$3,243	$3,578	$(335)
Pepco Energy Services	2,179	2,489	(310)
Corporate and Other	(7)	(13)	6

Total	$5,415	$6,054	$(639)

Power Delivery Business

Power Delivery’s Fuel and Purchased Energy (other than expense associated with Regulated Gas Revenue and Other Gas revenue) consists of the cost of electricity purchased by its utility subsidiaries to fulfill their respective Default Electricity Supply obligations and, as such, is recoverable from customers in accordance with the terms of public service commission orders. Fuel and Purchased Energy expense decreased by $335 million primarily due to:

•	A decrease of $236 million primarily due to commercial customer migration to competitive suppliers.

•	A decrease of $73 million in the cost of gas purchases for off-systems sales, the result of lower average gas prices and volumes purchased.

•	A decrease of $53 million (which is matched by a corresponding decrease in Other Regulated T&D Electric Revenue) due to the transfer of the Panda PPA.

•	A decrease of $33 million due to lower electricity sales as a result of milder weather primarily during the 2009 summer months as compared to 2008.

•	A decrease of $30 million in the cost of gas purchases for system sales, the result of lower average gas prices and volumes purchased.

•	A decrease of $23 million due to lower average electricity costs under Default Electricity Supply contracts.

The aggregate amount of these decreases was partially offset by:

•	An increase of $63 million due to a higher rate of recovery of electricity supply costs resulting in a decrease in the Default Electricity Supply deferral balance.

•	An increase of $43 million from the settlement of financial hedges entered into as part of DPL’s hedge program for regulated natural gas.

•

An increase of $12 million due to a higher rate of recovery of natural gas supply costs primarily as a result of recognizing the unbilled portion of Gas Cost Rate revenue in 2009, as discussed under Regulated Gas Revenue.

Pepco Energy Services

Pepco Energy Services’ Fuel and Purchased Energy and Other Services Cost of Sales decreased $310 million primarily due to:

•	A $212 million decrease due to lower volumes of electricity purchased to serve decreased retail customer load as the result of the continuing expiration of existing retail contracts.

•	A $45 million decrease due to lower wholesale natural gas prices partially offset by higher retail customer load as the result of customer acquisitions.

•	A $42 million decrease due to lower construction activities as a result of reduced high voltage construction and maintenance projects.

•	A $11 million decrease due to lower generation output due to milder weather and lower overall load levels for the PJM control area.

Other Operation and Maintenance

A detail of PHI’s other operation and maintenance expense is as follows:

	2009	2008	Change
Power Delivery	$752	$702	$50
Pepco Energy Services	90	87	3
Other Non-Regulated	2	2	—
Corporate and Other	(25)	(16)	(9)

Total	$819	$775	$44

Other Operation and Maintenance expense for Power Delivery increased by $50 million; however, excluding a decrease of $5 million primarily related to administrative expenses that are deferred and recoverable in Default Electricity Supply Revenue, Other Operation and Maintenance expense increased by $55 million. The $55 million increase was primarily due to:

•	An increase of $39 million in employee-related costs, primarily due to higher pension and other postretirement benefit expenses.

•	An increase of $13 million primarily due to higher preventative and corrective maintenance, and emergency restoration costs.

•	An increase of $4 million in regulatory expenses primarily incurred in connection with the District of Columbia distribution rate case.

•	An increase of $3 million due to higher non-deferrable bad debt expenses.

During 2008, PHI recorded adjustments, on a consolidated basis, to correct errors in Other Operation and Maintenance expenses for prior periods dating back to February 2005 during which (i) customer late payment fees were incorrectly recognized and (ii) stock-based compensation expense related to certain restricted stock awards granted under the Long-Term Incentive Plan was understated. The late payment fees and stock-based compensation adjustments resulted in increases in Other Operation and Maintenance expenses for the year ended December 31, 2008 of $6 million and $9 million, respectively. These adjustments were not considered material either individually or in the aggregate.

Depreciation and Amortization

Depreciation and Amortization expenses increased by $11 million to $349 million in 2009 from $338 million in 2008 primarily due to an increase of $14 million due to utility plant additions and $4 million due to the accelerated depreciation of Pepco Energy Services generating facilities that will be decommissioned in 2012, partially offset by a decrease of $7 million due to lower amortization by ACE of stranded costs primarily as the result of lower revenue due to decreases in the Market Transition Charge Tax rate in October 2009 and October 2008 (partially offset in Default Electricity Supply Revenue).

Other Taxes

Other Taxes increased by $13 million to $368 million in 2009 from $355 million in 2008. The increase was primarily due to increased pass-throughs experienced by Power Delivery (which are substantially offset by a corresponding increase in Regulated T&D Electric Revenue) resulting from rate increases in utility taxes imposed by the taxing jurisdictions.

Deferred Electric Service Costs

Deferred Electric Service Costs, which relate only to ACE, decreased by $152 million, to an expense reduction of $161 million in 2009 as compared to an expense reduction of $9 million in 2008. The decrease was primarily due to:

•	A decrease of $186 million due to a lower rate of recovery of costs from the resale in the PJM RTO market of energy and capacity purchased under the NUG contracts.

The decrease was partially offset by:

•	An increase of $15 million due to a higher rate of recovery through customer rates of deferred energy costs of Default Electricity Supply (included in Default Electricity Supply Revenue).

•	An increase of $13 million due to a higher rate of recovery through customer rates of New Jersey Societal Benefit program costs (included in Regulated T&D Electric Revenue).

•	An increase of $5 million due to a higher rate of recovery through customer rates of deferred transmission costs of Default Electricity Supply (included in Default Electricity Supply Revenue).

Effect of Settlement of Mirant Bankruptcy Claims

In September 2008, Pepco transferred the Panda PPA to an unaffiliated third party. In March 2009, the DCPSC approved an allocation between Pepco and its District of Columbia customers of the District of Columbia portion of the Mirant bankruptcy settlement proceeds remaining after the transfer of the Panda PPA. As a result, Pepco recorded a pre-tax gain of $14 million reflecting the District of Columbia proceeds retained by Pepco. In July 2009, the MPSC approved an allocation between Pepco and its Maryland customers of the Maryland portion of the Mirant bankruptcy settlement proceeds remaining after the transfer of the Panda PPA. As a result, Pepco recorded a pre-tax gain of $26 million reflecting the Maryland proceeds retained by Pepco.

Gain on Sale of Assets

Gain on Sale of Assets decreased by $3 million in 2009 due to a $3 million gain on the sale of the Virginia retail electric distribution and wholesale transmission assets in January 2008.

Other Income (Expenses)

Other Expenses (which are net of Other Income) increased by $45 million to a net expense of $321 million in 2009 from a net expense of $276 million in 2008, primarily due to an increase in interest expense. The increase in interest expense was due to a $33 million increase in interest expense on long-term debt as the result of a higher amount of outstanding debt, and an increase of $13 million in interest expense on short-term debt due primarily to the Pepco Energy Services credit intermediation agreement, as described below under the heading “Capital Resources and Liquidity - Collateral Requirements of the Competitive Energy Business.”

Income Tax Expense

PHI’s consolidated effective tax rates for the years ended December 31, 2009 and 2008 were 31.8% and 33.0% respectively. The decrease in the rate primarily resulted from a refund of $6 million (after-tax) of state income taxes and the establishment of a state tax benefit carryforward of $7 million (after-tax) related to a change in the tax reporting for the disposition of certain assets in prior years, and from the 2008 charge related to the cross-border energy lease investments described in Note (17), “Commitments and Contingencies,” and corresponding state tax benefits related to the charge.

Discontinued Operations

Conectiv Energy’s income has been derived from Merchant Generation and Load Service activities, and Energy Marketing.

Merchant Generation and Load Service consists primarily of electric power, capacity and ancillary services sales from Conectiv Energy’s generating facilities; tolling arrangements entered into to sell energy and other products from Conectiv Energy’s generating facilities and to purchase energy and other products from generating facilities of other companies; hedges of power, capacity, fuel and load; the sale of excess fuel (primarily natural gas); natural gas transportation and storage; emission allowances; electric power, capacity, and ancillary services sales pursuant to competitively bid contracts entered into with affiliated and non-affiliated companies to fulfill their default electricity supply obligations; and fuel switching activities made possible by the multi-fuel capabilities of some of Conectiv Energy’s generating facilities.

Energy Marketing activities consist primarily of wholesale natural gas and fuel oil marketing, the activities of the short-term power desk, which generates margin by capturing price differences between power pools and locational and timing differences within a power pool, and power origination activities, which primarily represent the fixed margin component of structured power transactions such as default supply service.

Income from Discontinued Operations, net of income taxes, decreased by $105 million to $12 million in 2009 from $117 million in 2008. The decrease is primarily due to lower Merchant Generation and Load Service earnings at Conectiv Energy related to (i) a $79 million decrease resulting from significantly reduced spark (natural gas) spreads, dark (coal) spreads and lower run-time, (ii) a $63 million decrease primarily related to economic fuel hedges that were favorable in 2008 due to rising fuel prices and unfavorable in 2009 due to falling fuel prices, and (iii) a $39 million increase due to an increase in capacity margins primarily due to higher Reliability Pricing Model clearing prices.

The following results of operations discussion is for the year ended December 31, 2008, compared to the year ended December 31, 2007. All amounts in the tables (except sales and customers) are in millions of dollars.

Operating Revenue

A detail of the components of PHI’s consolidated operating revenue is as follows:

	2008	2007	Change
Power Delivery	$5,488	$5,248	$240
Pepco Energy Services	2,648	2,309	339
Other Non-Regulated	(60)	76	(136)
Corporate and Other	(17)	(20)	3

Total Operating Revenue	$8,059	$7,613	$446

Power Delivery Business

The following table categorizes Power Delivery’s operating revenue by type of revenue.

	2008	2007	Change
Regulated T&D Electric Revenue	$1,690	$1,592	$98
Default Electricity Supply Revenue	3,413	3,295	118
Other Electric Revenue	67	70	(3)

Total Electric Operating Revenue	5,170	4,957	213

Regulated Gas Revenue	204	211	(7)
Other Gas Revenue	114	80	34

Total Gas Operating Revenue	318	291	27

Total Power Delivery Operating Revenue	$5,488	$5,248	$240

Regulated T&D Electric Revenue includes revenue from the delivery of electricity, including the delivery of Default Electricity Supply, by PHI’s utility subsidiaries to customers within their service territories at regulated rates. Regulated T&D Electric Revenue also includes transmission service revenue that PHI’s utility subsidiaries receive as transmission owners from PJM.

Default Electricity Supply Revenue is the revenue received from the supply of electricity by PHI’s electric utility subsidiaries at regulated rates to retail customers who do not elect to purchase electricity from a competitive energy supplier, and which, depending on the jurisdiction, is also known as SOS or BGS service. The costs related to Default Electricity Supply are included in Fuel and Purchased Energy. Default Electricity Supply Revenue also includes revenue from transition bond charges and other restructuring related revenues.

Other Electric Revenue includes work and services performed on behalf of customers, including other utilities, which is not subject to price regulation. Work and services includes mutual assistance to other utilities, highway relocation, rentals of pole attachments, late payment fees, and collection fees.

Regulated Gas Revenue consists of revenues from on-system natural gas sales and the transportation of natural gas for customers by DPL within its service territories at regulated rates.

Other Gas Revenue consists of DPL’s off-system natural gas sales and the short-term release of interstate pipeline transportation and storage capacity not needed to serve customers. Off-system sales are made possible when low demand for natural gas by regulated customers creates excess pipeline capacity.

In response to an order issued by the New Jersey Board of Public Utilities (NJBPU) regarding changes to ACE’s retail transmission rates, ACE has established deferred accounting treatment for the difference between the rates that ACE is authorized to charge its customers for the transmission of Default Electricity Supply and the cost that ACE incurs. Under the deferral arrangement, any over or under recovery is deferred as part of Deferred Electric Service Costs pending an adjustment of retail rates in a future proceeding. As a consequence of the order, effective January 1, 2008, ACE’s retail transmission revenue is being recorded as Default Electricity Supply Revenue, rather than as Regulated T&D Electric Revenue, thereby conforming to the practice of PHI’s other utility subsidiaries, which previously established deferred accounting treatment for any over or under recovery of retail transmission rates relative to the cost incurred. ACE’s retail transmission revenue for the period prior to January 1, 2008 has been reclassified to Default Electricity Supply Revenue in order to conform to the current period presentation.

Regulated T&D Electric

Regulated T&D Electric Revenue

	2008	2007	Change
Residential	$593	$580	$13
Commercial and industrial	786	750	36
Other	311	262	49

Total Regulated T&D Electric Revenue	$1,690	$1,592	$98

Other Regulated T&D Electric Revenue consists primarily of: (i) transmission service revenue and (ii) revenue from the resale by Pepco in the PJM RTO market of energy and capacity purchased under the Panda PPA prior to the transfer of the Panda PPA to an unaffiliated third party in September 2008.

Regulated T&D Electric Sales (GWh)

	2008	2007	Change
Residential	17,186	17,946	(760)
Commercial and industrial	32,520	33,111	(591)
Other	261	261	—

Total Regulated T&D Electric Sales	49,967	51,318	(1,351)

Regulated T&D Electric Customers (in thousands)

	2008	2007	Change
Residential	1,612	1,622	(10)
Commercial and industrial	198	199	(1)
Other	2	2	—

Total Regulated T&D Electric Customers	1,812	1,823	(11)

Due to the sale of DPL’s Virginia retail electric distribution assets in January 2008, the numbers of Regulated T&D Electric Customers listed above include a decrease of approximately 19,000 residential customers and 3,000 commercial customers.

The Pepco, DPL and ACE service territories are located within a corridor extending from the District of Columbia to southern New Jersey. These service territories are economically diverse and include key industries that contribute to the regional economic base.

•	Commercial activity in the region includes banking and other professional services, government, insurance, real estate, shopping malls, casinos, stand alone construction, and tourism.

•	Industrial activity in the region includes chemical, glass, pharmaceutical, steel manufacturing, food processing, and oil refining.

Regulated T&D Electric Revenue increased by $98 million primarily due to:

•	An increase of $28 million due to a distribution rate change under the 2007 Maryland Rate Orders that became effective in June 2007, including a positive $19 million Revenue Decoupling Adjustment.

•	An increase of $24 million due to a distribution rate change in the District of Columbia that became effective in February 2008.

•

An increase of $24 million due to a distribution rate change as part of a higher New Jersey Societal Benefit Charge that became effective in June 2008 (substantially offset in Deferred Electric Service Costs).

•	An increase of $24 million in transmission service revenue primarily due to transmission rate changes in June 2008 and 2007.

•

An increase of $24 million in Other Regulated T&D Electric Revenue (offset in Fuel and Purchased Energy and Other Services Cost of Sales) from the resale of energy and capacity purchased under the Panda PPA.

•

An increase of $4 million due to customer growth of 1% in 2008 (excluding customers associated with the sale of DPL’s Virginia retail electric distribution and wholesale transmission assets in January 2008).

The aggregate amount of these increases was partially offset by:

•	A decrease of $20 million due to lower sales as a result of milder weather during 2008 as compared to 2007.

•	A decrease of $12 million due to the sale of DPL’s Virginia retail electric distribution and wholesale transmission assets in January 2008.

Default Electricity Supply

Default Electricity Supply Revenue

	2008	2007	Change
Residential	$1,882	$1,843	$39
Commercial and industrial	1,200	1,167	33
Other	331	285	46

Total Default Electricity Supply Revenue	$3,413	$3,295	$118

Other Default Electricity Supply Revenue consists primarily of revenue from the resale by ACE in the PJM RTO market of energy and capacity purchased under contracts with unaffiliated NUGs.

Default Electricity Supply Sales (GWh)

	2008	2007	Change
Residential	16,621	17,469	(848)
Commercial and industrial	10,204	10,824	(620)
Other	101	131	(30)

Total Default Electricity Supply Sales	26,926	28,424	(1,498)

Default Electricity Supply Customers (in thousands)

	2008	2007	Change
Residential	1,572	1,585	(13)
Commercial and industrial	167	167	—
Other	2	2	—

Total Default Electricity Supply Customers	1,741	1,754	(13)

Due to the sale of DPL’s Virginia retail electric distribution assets in January 2008, the number of Default Electricity Supply Customers listed above includes a decrease of approximately 19,000 residential customers and 3,000 commercial customers.

Default Electricity Supply Revenue, which is substantially offset in Fuel and Purchased Energy and Deferred Electric Service Costs, increased by $118 million primarily due to:

•	An increase of $202 million as a result of higher Default Electricity Supply rates.

•	An increase of $48 million in wholesale energy revenues due to higher market prices for the sale of electricity purchased from NUGs.

The aggregate amount of these increases was partially offset by:

•	A decrease of $55 million due to lower sales as a result of milder weather during 2008 as compared to 2007.

•	A decrease of $33 million due to lower sales primarily the result of commercial and industrial customer migration to competitive suppliers.

•	A decrease of $32 million due to the sale of DPL’s Virginia retail electric distribution and wholesale transmission assets in January 2008.

•	A decrease of $12 million due to lower non-weather related customer usage.

Regulated Gas

Regulated Gas Revenue

	2008	2007	Change
Residential	$121	$124	$(3)
Commercial and industrial	75	81	(6)
Transportation and other	8	6	2

Total Regulated Gas Revenue	$204	$211	$(7)

Regulated Gas Sales (billion cubic feet)

	2008	2007	Change
Residential	7	8	(1)
Commercial and industrial	6	6	—
Transportation and other	7	7	—

Total Regulated Gas Sales	20	21	(1)

Regulated Gas Customers (in thousands)

	2008	2007	Change
Residential	113	112	1
Commercial and industrial	9	10	(1)
Transportation and other	—	—	—

Total Regulated Gas Customers	122	122	—

DPL’s natural gas service territory is located in New Castle County, Delaware. Several key industries contribute to the economic base as well as to growth.

•	Commercial activity in the region includes banking and other professional services, government, insurance, real estate, shopping malls, stand alone construction and tourism.

•	Industrial activity in the region includes chemical and pharmaceutical.

Regulated Gas Revenue decreased by $7 million primarily due to:

•	A decrease of $4 million due to lower non-weather related customer usage.

•	A decrease of $3 million due to lower sales as the result of milder weather in 2008 as compared to 2007.

•	A decrease of $2 million primarily due to Gas Cost Rate changes effective April 2007, November 2007 and November 2008.

The aggregate amount of these decreases was partially offset by:

•	An increase of $2 million due to a distribution base rate change effective April 2007.

Other Gas Revenue

Other Gas Revenue, which is substantially offset in Fuel and Purchased Energy and Other Services Cost of Sales, increased by $34 million primarily due to revenue from higher off-system sales, the result of an increase in market prices.

Pepco Energy Services

Pepco Energy Services’ operating revenue increased by $339 million to $2,648 million in 2008 from $2,309 million in 2007 primarily due to:

•	An increase of $259 million due to higher volumes of retail electric load served due to customer acquisitions and higher prices in 2008.

•	An increase of $64 million due to higher natural gas volumes driven by customer acquisitions and higher prices in 2008.

•	An increase of $26 million due to increased construction activities in 2008.

The aggregate amount of these increases was partially offset by:

•	A decrease of $11 million due to RPM-related charges that lowered capacity revenues for the generating plants.

Other Non-regulated

Other Non-regulated operating revenue decreased by $136 million primarily due to:

•

A non-cash charge of $124 million recorded during 2008 as a result of revised assumptions regarding the estimated timing of tax benefits from PCI’s cross-border energy lease investments. This charge was recorded as a reduction to lease revenue from these transactions, which is included in Other Non-regulated revenues.

Operating Expenses

Fuel and Purchased Energy and Other Services Cost of Sales

A detail of PHI’s consolidated Fuel and Purchased Energy and Other Services Cost of Sales is as follows:

	2008	2007	Change
Power Delivery	$3,578	$3,360	$218
Pepco Energy Services	2,489	2,161	328
Corporate and Other	(13)	(15)	2

Total	$6,054	$5,506	$548

Power Delivery Business

Power Delivery’s Fuel and Purchased Energy, which is primarily associated with Default Electricity Supply sales, increased by $218 million primarily due to:

•	An increase of $333 million due to higher average electricity costs under Default Electricity Supply contracts.

•	An increase of $32 million in the cost of gas purchases for off-system sales, the result of higher average gas prices.

•	An increase of $24 million for energy and capacity purchased under the Panda PPA.

The aggregate amount of these increases was partially offset by:

•	A decrease of $61 million primarily due to commercial and industrial customer migration to competitive suppliers.

•	A decrease of $60 million due to lower electricity sales as a result of milder weather during 2008 as compared to 2007.

•	A decrease of $45 million due to the sale of Virginia retail electric distribution and wholesale transmission assets in January 2008.

Fuel and Purchased Energy expense is substantially offset in Regulated T&D Electric Revenue, Default Electricity Supply Revenue, Regulated Gas Revenue and Other Gas Revenue.

Pepco Energy Services

Pepco Energy Services’ Fuel and Purchased Energy and Other Services Cost of Sales increased $328 million primarily due to:

•	An increase of $236 million due to higher volumes of electricity purchased at higher prices in 2008 to serve increased retail customer load.

•	An increase of $65 million due to higher volumes of natural gas purchased at higher prices in 2008 to serve increased retail customer load.

•	An increase of $15 million due to increased construction activities in 2008.

•	An increase of $12 million for the generating plants primarily due to capacity costs related to RPM.

Other Operation and Maintenance

A detail of PHI’s other operation and maintenance expense is as follows:

	2008	2007	Change
Power Delivery	$702	$667	$35
Pepco Energy Services	87	74	13
Other Non-Regulated	2	3	(1)
Corporate and Other	(16)	(10)	(6)

Total	$775	$734	$41

Other Operation and Maintenance expenses of the Power Delivery segment increased by $35 million; however, excluding $3 million resulting from the operation of ACE’s B.L. England electric generating facility prior to its sale in February 2007, Other Operation and Maintenance expenses increased by $38 million. The $38 million increase was primarily due to:

•

An increase of $17 million in deferred administrative expenses associated with Default Electricity Supply (offset in Default Supply Revenue) due to (i) the inclusion of $10 million of customer late payment fees in the calculation of the deferral and (ii) a higher rate of recovery of bad debt and administrative expenses as a result of an increase in Default Electricity Supply revenue rates. See the discussion below regarding a 2008 correction of errors in recording customer late payment fees, including $6 million related to prior periods.

•	An increase of $11 million due to higher bad debt expenses associated with distribution and Default Electricity Supply customers, of which approximately $6 million was deferred.

•	An increase of $9 million in employee-related costs primarily due to the recording of additional stock-based compensation expense as discussed below, including $6 million related to prior periods.

•	An increase of $3 million in Demand Side Management program costs (offset in Deferred Electric Service Costs).

•	An increase of $3 million in legal expenses.

The aggregate amount of these increases was partially offset by:

•	A decrease of $3 million in corrective and preventative maintenance and emergency restoration costs.

•	A decrease of $4 million in regulatory expenses primarily due to higher expenses in 2007 relating to the District of Columbia distribution rate case.

•	A decrease of $3 million due to higher construction project write-offs in 2007 related to customer requested work.

•	A decrease of $2 million in accounting services related to tax consulting fees.

Other Operation and Maintenance expense for Pepco Energy Services increased by $13 million due to increased compensation, benefit, outside contractor and regulatory costs related to growth in its businesses.

During 2008, PHI recorded adjustments, on a consolidated basis, to correct errors in Other Operation and Maintenance expenses for prior periods dating back to February 2005 during which (i) customer late payment fees were incorrectly recognized and (ii) stock-based compensation expense related to certain restricted stock awards granted under the Long-Term Incentive Plan was understated. The late payment fees and stock-based compensation adjustments resulted in increases in Other Operation and Maintenance expenses for the year ended December 31, 2008 of $6 million and $9 million, respectively. These adjustments were not considered material either individually or in the aggregate.

Depreciation and Amortization

Depreciation and Amortization expenses increased by $13 million to $338 million in 2008 from $325 million in 2007. The increase was primarily due to:

•	An increase of $21 million due to higher amortization by ACE of stranded costs as a result of an October 2007 Transition Bond Charge rate increase (offset in Default Electricity Supply Revenue).

•	An increase of $7 million due to utility plant additions.

The aggregate amount of these increases was partially offset by:

•	A decrease of $15 million due to a change in depreciation rates in accordance with the 2007 Maryland Rate Orders.

Deferred Electric Service Costs

Deferred Electric Service Costs, which relate only to ACE, decreased by $77 million, to an expense reduction of $9 million in 2008 as compared to an expense increase of $68 million in 2007. The decrease was primarily due to:

•	A decrease of $46 million due to a lower rate of recovery of deferred energy costs.

•	A decrease of $29 million due to a lower rate of recovery of costs from energy and capacity purchased under the NUG contracts.

•	A decrease of $17 million due to a lower rate of recovery of deferred transmission costs.

The aggregate amount of these decreases was partially offset by:

•	An increase of $15 million primarily due to a higher rate of recovery of New Jersey Societal Benefit program costs.

Deferred Electric Service Costs are substantially offset in Regulated T&D Electric Revenue, Default Electricity Supply Revenue, Fuel and Purchased Energy, and Other Operation and Maintenance.

Impairment Losses

During 2007, Pepco Holdings recorded pre-tax impairment losses of $2 million ($1 million after-tax) related to certain energy services business assets owned by Pepco Energy Services.

Effect of Settlement of Mirant Bankruptcy Claims

The Effect of Settlement of Mirant Bankruptcy Claims reflects the recovery in 2007 of $33 million in operating expenses and certain other costs as damages in the Mirant bankruptcy settlement. See “Capital Resources and Liquidity — Cash Flow Activity — Proceeds from Settlement of Mirant Bankruptcy Claims” herein.

Other Income (Expenses)

Other Expenses (which are net of Other Income) increased by $21 million to a net expense of $276 million in 2008 from a net expense of $255 million in 2007 due to:

•	A decrease of $14 million in income from equity investments.

•	A decrease of $5 million in Contribution in Aid of Construction tax gross-up income.

The aggregate amount of these decreases in income was partially offset by:

•	A net decrease of $3 million in interest expense.

Income Tax Expense

PHI’s consolidated effective tax rates for the years ended December 31, 2008 and 2007 were 33.0% and 34.8%, respectively. While the change in the effective rate between 2008 and 2007 was minimal, the effective rate in each year was impacted by certain non-recurring items. In 2008, PHI recorded certain tax benefits that reduced its overall effective tax rate, primarily representing net interest income accrued on effectively settled and uncertain tax positions (including interest related to the settlements with the Internal Revenue Service (IRS) of the like-kind exchange issue and the tentative settlement of the mixed service cost issue, as discussed below, and a claim made with the IRS related to ACE’s tax reporting of fuel over- and under-recoveries), interest income received in 2008 on the Maryland state tax refund referred to below, and deferred tax adjustments related to additional analysis of its deferred tax balances completed in 2008. These benefits were partially offset by limited federal and state tax benefits related to the charge taken on the cross-border energy lease investments in the second quarter of 2008. In 2007, PHI recorded the receipt of Pepco’s Maryland state tax refund in the third quarter of 2007 as a reduction in income tax expense.

During the second quarter 2008, PHI reached a tentative settlement with the IRS concerning the treatment by Pepco, DPL and ACE of mixed service construction costs for income tax purposes during the period 2001 to 2004. On the basis of the tentative settlement, PHI updated its estimated liability related to mixed service costs and, as a result, recorded a net reduction in its liability for unrecognized tax benefits of $19 million and recognized after-tax interest income of $7 million in the second quarter of 2008. See Note (17), “Commitments and Contingencies—Regulatory and Other Matters — IRS Mixed Service Cost Issue,” to the consolidated financial statements of PHI set forth in Exhibit 99.3.

During the fourth quarter of 2008, PHI reached a final settlement with the IRS concerning a transaction between Conectiv and an unaffiliated third party that was treated by Conectiv as a “like-kind exchange” under Internal Revenue Code Section 1031. PHI’s reserve for this issue was more conservative than the actual settlement and resulted in the reversal of a total of $5 million (after-tax) in excess accrued interest related to this matter in the fourth quarter of 2008.

Discontinued Operations

Income from Discontinued Operations, net of income taxes, increased by $47 million to $117 million in 2008 from $70 million in 2007. The increase is primarily due to (i) an increase of $22 million due to short-term sales of firm natural gas and natural gas transportation and storage rights, the dual-fuel capability of the combined cycle mid-merit units, cross-commodity hedging, and the opportunities created by the mid-merit combined cycle units’ operating flexibility in conjunction with short-term power and fuel price volatility, (ii) a $28 million increase due to higher PJM capacity prices net of capacity hedges, and (iii) an increase of $11 million due to the application of fair value accounting with respect to excess coal hedges, partially offset by a $9 million lower of cost or market adjustment to the value of oil inventory at year-end 2008 and a $9 million decrease in sales of emission allowances in 2008.

Capital Resources and Liquidity

This section discusses Pepco Holdings’ working capital, cash flow activity, capital requirements and other uses and sources of capital.

Working Capital

At December 31, 2009, Pepco Holdings’ current assets on a consolidated basis totaled $1.9 billion and its current liabilities totaled $2.3 billion. At December 31, 2008, Pepco Holdings’ current assets on a consolidated basis totaled $2.6 billion and its current liabilities totaled $2 billion. The decrease in working capital from December 31, 2008 to December 31, 2009 is primarily due to a $300 million pension plan contribution and a $451 million increase in current maturities of long-term debt.

At December 31, 2009, Pepco Holdings’ cash and current cash equivalents totaled $46 million (including $2 million associated with discontinued operations), of which $22 million was invested in money market funds that invest in U.S. Treasury obligations, and the balance was held as cash and uncollected funds. Current restricted cash equivalents (cash that is available to be used only for designated purposes) totaled $11 million. At December 31, 2008, Pepco Holdings’ cash and current cash equivalents totaled $384 million (including $9 million associated with discontinued operations) and its current restricted cash equivalents totaled $10 million.

PHI expects the working capital deficit will be funded during 2010 through cash flow from operations, reduced collateral requirements of the Pepco Energy Services retail electric services business, delayed capital expenditures related to the MAPP project, and the refinancing of long-term debt currently due within a year.

A detail of PHI’s short-term debt balance and its current maturities of long-term debt and project funding balance follows.

	As of December 31, 2009 (millions of dollars)
Type	PHI Parent	Pepco	DPL	ACE	ACE Funding	Pepco Energy Services	PCI	PHI Consolidated
Variable Rate Demand Bonds	$—	$—	$105	$23	$—	$18	$—	$146
Commercial Paper	324	—	—	60	—	—	—	384

Total Short-Term Debt	$324	$—	$105	$83	$—	$18	$—	$530

Current Maturities of Long-Term Debt and Project Funding	$450	$16	$31	$1	$34	$4	$—	$536

	As of December 31, 2008 (millions of dollars)
Type	PHI Parent	Pepco	DPL	ACE	ACE Funding	Pepco Energy Services	PCI	PHI Consolidated
Variable Rate Demand Bonds	$—	$—	$96	$1	$—	$21	$—	$118
Bonds held under Standby Bond Purchase Agreement	—	—	—	22	—	—	—	22
Bank Loans	—	25	150	—	—	—	—	175
Credit Facility Loans	50	100	—	—	—	—	—	150

Total Short-Term Debt	$50	$125	$246	$23	$—	$21	$—	$465

Current Maturities of Long-Term Debt and Project Funding	$—	$50	$—	$—	$32	$3	$—	$85

Credit Facilities

PHI, Pepco, DPL and ACE maintain an unsecured credit facility to provide for their respective short-term liquidity needs. The aggregate borrowing limit under this credit facility is $1.5 billion, all or any portion of which may be used to obtain loans or to issue letters of credit. PHI’s credit limit under the facility is $875 million. The credit limit of each of Pepco, DPL and ACE is the lesser of $500 million and the maximum amount of debt the company is permitted to have outstanding by its regulatory authorities, except that the aggregate amount of credit used by Pepco, DPL and ACE at any given time collectively may not exceed $625 million. The interest rate payable by each company on utilized funds is, at the borrowing company’s election, (i) the greater of the prevailing prime rate and the federal funds effective rate plus 0.5% or (ii) the prevailing Eurodollar rate, plus a margin that varies according to the credit rating of the borrower. The facility also includes a “swingline loan sub-facility” pursuant to which each company may make same day borrowings in an aggregate amount not to exceed $150 million. Any swingline loan must be repaid by the borrower within seven days of receipt thereof.

The facility commitment expiration date is May 5, 2012, with each company having the right to elect to have 100% of the principal balance of the loans outstanding on the expiration date continued as non-revolving term loans for a period of one year from such expiration date.

The facility is intended to serve primarily as a source of liquidity to support the commercial paper programs of the respective companies. The companies also are permitted to use the facility to borrow funds for general corporate purposes and issue letters of credit. In order for a borrower to use the facility, certain representations and warranties must be true and correct, and the borrower must be in compliance with specified covenants, including (i) the requirement that each borrowing company maintain a ratio of total indebtedness to total capitalization of 65% or less, computed in accordance with the terms of the credit agreement, which calculation excludes from the definition of total indebtedness certain trust preferred securities and deferrable interest subordinated debt (not to exceed 15% of total capitalization), (ii) a restriction on sales or other dispositions of assets, other than certain sales and dispositions, and (iii) a restriction on the incurrence of liens on the assets of a borrower or any of its significant subsidiaries other than permitted liens.

The absence of a material adverse change in the borrower’s business, property, and results of operations or financial condition is not a condition to the availability of credit under the facility. The facility does not include any rating triggers.

In November 2008, PHI entered into a second unsecured credit facility in the amount of $400 million with a syndicate of nine lenders, which was amended and restated in October 2009, to extend the facility termination date to October 15, 2010. Under this facility, PHI may obtain revolving loans and swingline loans over the term of the facility. The facility does not provide for the issuance of letters of credit. The interest rate payable on funds borrowed under the facility is, at PHI’s election, based on either (a) the prevailing Eurodollar rate or (b) the highest of (i) the prevailing prime rate, (ii) the federal funds effective rate plus 0.5% or (iii) the one-month Eurodollar rate plus 1.0%, plus a margin that varies according to the credit rating of PHI. Under the swingline loan sub-facility, PHI may obtain loans for up to seven days in an aggregate principal amount which does not exceed 10% of the aggregate borrowing limit under the facility. In order to obtain loans under the facility, PHI must be in compliance with the same covenants and conditions that it is required to satisfy for utilization of the $1.5 billion credit facility. The absence of a material adverse change in PHI’s business, property, and results of operations or financial condition is not a condition to the availability of credit under the facility. The facility does not include any rating triggers. These two facilities are referred to herein collectively as PHI’s “primary credit facilities.” As of December 31, 2009, each borrower was in compliance with the covenants of each of the primary credit facilities.

Under the terms of each of these facilities, the sale of the Conectiv Energy wholesale power generation business required the consent of the lenders. In each case, the sale was approved without any requirement that the terms of the facility be modified by reason of the sale.

Cash and Credit Facilities Available as of December 31, 2009

	Consolidated PHI	PHI Parent	Utility Subsidiaries
	(millions of dollars)
Credit Facilities (Total Capacity) (a)	$1,950	$1,325	$625
Less: Letters of Credit issued	186	181	5
Commercial Paper outstanding	384	324	60

Remaining Credit Facilities Available	1,380	820	560
Cash Invested in Money Market Funds (b)	22	—	22

Total Cash and Credit Facilities Available	$1,402	$820	$582

(a)	Of this amount, $50 million is available under a bi-lateral agreement expiring in November 2010 that can be used only for the purpose of obtaining letters of credit.
(b)	Cash and cash equivalents reported on the Balance Sheet total $46 million (including $2 million associated with discontinued operations), which includes the $22 million invested in money market funds and $24 million held in cash and uncollected funds.

The disruptions in the capital and credit markets in 2008, combined with the volatility of energy prices, impacted the borrowing capacity and liquidity of PHI and its subsidiaries. To address the challenges posed by the capital and credit market environment and to ensure that PHI and its subsidiaries continued to have sufficient access to cash to meet their liquidity needs, PHI and its subsidiaries undertook a number of actions during 2009:

•	In March 2009, Pepco resold $110 million of its Pollution Control Revenue Refunding Bonds, which previously had been issued for the benefit of Pepco by the Maryland Economic Development Corporation.

•

In March 2009, Pepco Energy Services entered into a credit intermediation arrangement with an investment banking firm to reduce the collateral requirements associated with its retail energy sales business (see “Collateral Requirements of the Competitive Energy Business”).

•	In May 2009, PHI entered into a $50 million, 18-month bi-lateral credit agreement, which can only be used for the purpose of obtaining letters of credit.

•	In October 2009, PHI amended its $400 million unsecured credit facility to extend the facility termination date to October 15, 2010.

Collateral Requirements

At December 31, 2009 and 2008, the aggregate amount of cash, plus borrowing capacity under PHI credit facilities available to meet the future liquidity needs of Pepco Energy Services and Conectiv Energy totaled $820 million and $684 million, respectively.

Collateral Requirements of Pepco Energy Services

In conducting its retail energy supply business, Pepco Energy Services, during periods of declining energy prices, has been exposed to the asymmetrical risk of having to post collateral under its wholesale purchase contracts without receiving a corresponding amount of collateral from its retail customers. To partially address these asymmetrical collateral obligations, Pepco Energy Services, in the first quarter of 2009, entered into a credit intermediation arrangement with Morgan Stanley Capital Group, Inc. (MSCG). Under this arrangement, MSCG, in consideration for the payment to MSCG of certain fees, (i) has assumed by novation the electricity purchase obligations of Pepco Energy Services in years 2009 through 2011 under several wholesale purchase contracts and (ii) has agreed to supply electricity to Pepco Energy

Services on the same terms as the novated transactions, but without imposing on Pepco Energy Services any obligation to post collateral based on changes in electricity prices. As of December 31, 2009, approximately 17% of Pepco Energy Services’ wholesale electricity purchase obligations (measured in megawatt hours) was covered by this credit intermediation arrangement with MSCG. The fees incurred by Pepco Energy Services in the amount of $25 million are being amortized into expense in declining amounts over the life of the arrangement based on the fair value of the underlying contracts at the time of the novation. For the year ended December 31, 2009, approximately $16 million of the fees have been amortized. As the retail electric and natural gas supply business are wound down, Pepco Energy Services’ collateral requirements will be further reduced.

In relation to its retail energy supply business, Pepco Energy Services in the ordinary course of business enters into various contracts to buy and sell electricity, fuels and related products, including derivative instruments, designed to reduce its financial exposure to changes in the value of its assets and obligations due to energy price fluctuations. These contracts also typically have collateral requirements.

Depending on the contract terms, the collateral required to be posted by Pepco Energy Services can be of varying forms, including cash and letters of credit. As of December 31, 2009, Pepco Energy Services had posted net cash collateral of $123 million and letters of credit of $157 million.

At December 31, 2008, Pepco Energy Services had posted net cash collateral of $125 million and letters of credit of $474 million.

Collateral Requirements of Conectiv Energy

Depending on the contract terms, the collateral required to be posted by Conectiv Energy is of varying forms, including cash and letters of credit. As of December 31, 2009, Conectiv Energy had posted net cash collateral of $240 million and letters of credit of $22 million.

At December 31, 2008, Conectiv Energy had posted net cash collateral of $206 million and letters of credit of $84 million.

Pension and Postretirement Benefit Plans

PHI and its subsidiaries sponsor pension and postretirement benefit plans for their employees. The pension and postretirement benefit plans experienced significant declines in the fair value of plan assets in 2008, which has resulted in increased pension and postretirement benefit costs in 2009 and increased plan funding requirements.

Based on the results of the 2009 actuarial valuation, PHI’s net periodic pension and other postretirement benefit costs were approximately $149 million in 2009 versus $64 million in 2008. The current estimate of benefit cost for 2010 is $116 million. The utility subsidiaries are generally responsible for approximately 80% to 85% of the total PHI net periodic pension and other postretirement benefit costs. Approximately 30% of net periodic pension and other postretirement benefit costs are capitalized. PHI estimates that its net periodic pension and other postretirement benefit expense will be approximately $80 million in 2010, as compared to $103 million in 2009 and $44 million in 2008.

Pension benefits are provided under PHI’s defined benefit pension plan (the PHI Retirement Plan), a non contributory retirement plan that covers substantially all employees of Pepco, DPL and ACE and certain employees of other PHI subsidiaries. PHI’s funding policy with regard to the PHI Retirement Plan is to maintain a funding level that is at least equal to the funding target as defined under the Pension Protection Act of 2006. The funding target under the Pension Protection Act is an amount that is being phased in over time, and will reach 100% of accrued pension liability by 2011. The funding target was 94% of the accrued liability for 2009 and is 96% of the accrued liability for 2010.

During 2009, PHI has made discretionary tax-deductible contributions totaling $300 million to the PHI Retirement Plan, which brought plan assets to at least the funding target level for 2009 under the Pension Protection Act. Of this amount, $240 million was contributed through tax-deductible contributions from Pepco, ACE and DPL in the amounts of $170 million, $60 million and $10 million, respectively. The remaining $60 million contribution was made through tax-deductible contributions from the PHI Service Company. In 2008, no contributions were made to the PHI Retirement Plan.

Under the Pension Protection Act, if a plan incurs a funding shortfall in the preceding plan year, there can be required minimum quarterly contributions in the current and following plan years. PHI satisfied the minimum required contribution rules in 2008 and 2009 and does not expect to have any required contributions in 2010. Although PHI projects there will be no minimum funding requirement under the Pension Protection Act guidelines in 2010, PHI currently estimates it may make discretionary tax-deductible contributions in 2010 of approximately $100 million to bring its plan assets to at least the funding target level for 2010 under the Pension Protection Act. For additional discussion of PHI’s Pensions and Other Postretirement Benefits, see Note (10), “Pension and Other Postretirement Benefits,” to the consolidated financial statements of PHI set forth in Exhibit 99.3.

Cash Flow Activity

PHI’s cash flows for 2009, 2008, and 2007 are summarized below:

	Cash (Use) Source
	2009	2008	2007
	(millions of dollars)
Operating Activities	$606	$413	$795
Investing Activities	(860)	(714)	(582)
Financing Activities	(84)	630	(207)

Net (decrease) increase in cash and cash equivalents	$(338)	$329	$6

Operating Activities

Cash flows from operating activities are summarized below for 2009, 2008, and 2007:

	Cash Source (Use)
	2009	2008	2007
	(millions of dollars)
Net Income from Continuing Operations	$223	$183	$264
Non-cash adjustments to net income	257	387	211
Pension contributions	(300)	—	—
Changes in cash collateral related to derivative activities	24	(138)	45
Changes in other assets and liabilities	299	25	153
Changes in Conectiv Energy net assets held for sale	103	(44)	122

Net cash from operating activities	$606	$413	$795

Net cash from operating activities was $193 million higher for the year ended December 31, 2009, compared to the same period in 2008. A portion of this increase is attributable to the release from restricted cash of $102 million related to the Mirant settlement (previously discussed in the “Earnings Overview” section above), and the 2009 receipt of the Federal income tax refund from the IRS of $138 million associated with the carry-back of the net operating loss for tax reporting purposes that reflected, among other things, significant tax deductions related to accelerated depreciation, the pension plan contributions paid in 2009 (which were deductible for 2008) and the cumulative effect of adopting a new method of tax reporting for certain repairs. PHI also experienced reduced cash requirements related to purchases of inventory (associated with lower gas and electric prices). Offsetting these increases were the pension plan contributions of $300 million made during 2009. Changes in Conectiv Energy net assets held for sale represent the fluctuations in Conectiv Energy assets and liabilities which have been included in discontinued operations. The change in Conectiv Energy net assets held for sale included a decrease of $99 million in collateral requirements between 2008 and 2009.

Included in the 2008 net cash from operating activities was a non-cash charge taken on the cross-border energy lease investments (described in the “Earnings Overview” section above) and additional collateral requirements of $138 million related to Pepco Energy Services.

Net cash from operating activities was $382 million lower for the year ended December 31, 2008 compared to the year ended December 31, 2007. In addition to an $81 million decrease in net income from continuing operations, the primary contributor was a $183 million increase in cash collateral requirements associated with Pepco Energy Services. The cash collateral requirements fluctuate significantly based on changes in energy market prices. Changes in Conectiv Energy net assets held for sale represent the fluctuations in Conectiv Energy assets and liabilities which have been included in discontinued operations. The change in Conectiv Energy net assets held for sale was impacted by an increase in collateral requirements of $153 million between 2007 and 2008.

Investing Activities

Cash flows used by investing activities during 2009, 2008, and 2007 are summarized below.

	Cash (Use) Source
	2009	2008	2007
	(millions of dollars)
Construction expenditures	$(664)	$(643)	$(581)
Cash proceeds from sale of other assets	4	56	11
All other investing cash flows, net	—	11	30
Investment in property, plant and equipment associated with Conectiv Energy assets held for sale	(200)	(138)	(42)

Net cash used by investing activities	$(860)	$(714)	$(582)

Net cash used by investing activities increased $146 million for the year ended December 31, 2009 compared to 2008. The increase was due primarily to an $83 million increase in capital expenditures, of which $62 million was attributable to Conectiv Energy assets held for sale and $35 million was attributable to Power Delivery, partially offset by a decrease in Pepco Energy Services capital expenditures. The increase in Conectiv Energy capital expenditures was primarily due to the construction of new generating facilities. The increase in Power Delivery capital expenditures was primarily attributable to capital costs associated with the Mid-Atlantic Power Pathway (MAPP) and Blueprint for the Future projects. The increase was also affected by the $52 million reduction in cash proceeds from the sale of other assets. Cash proceeds from the sale of assets in 2008 consisted primarily of $54 million received by DPL from the sale of its retail electric distribution assets and its wholesale electric transmission assets in Virginia.

Net cash used by investing activities increased $132 million for the year ended December 31, 2008 compared to the year ended December 31, 2007. The increase was due primarily to (i) $158 million increase in capital expenditures, of which $96 million was attributable to Conectiv Energy assets held for sale and $33 million was attributable to Power Delivery, and (ii) the receipt by Pepco in 2007 of the proceeds of the Mirant bankruptcy settlement, of which $15 million was designated as a reimbursement of certain investments in property, plant and equipment, offset by (iii) an increase of $45 million in cash proceeds from the sale of assets. The increase in Conectiv Energy capital expenditures was primarily due to the construction of new generating facilities. The increase in Power Delivery capital expenditures was primarily attributable to capital costs associated with new customer services, distribution reliability, and transmission. Proceeds from the sale of assets in 2007 consisted primarily of $9 million received from the sale by ACE of the B.L. England generating facility.

Financing Activities

Cash flows used by financing activities during 2009, 2008 and 2007 are summarized below.

	Cash (Use) Source
	2009	2008	2007
	(millions of dollars)
Dividends paid on common and preferred stock	$(238)	$(222)	$(203)
Common stock issued for the Shareholder Dividend Reinvestment Plan	31	29	28
Issuance of common stock (other than the Dividend Reinvestment Plan)	18	287	200
Redemption of preferred stock of subsidiaries	—	—	(18)
Issuances of long-term debt	110	1,150	704
Reacquisition of long-term debt	(83)	(590)	(855)
Issuances (repayments) of short-term debt, net	65	26	(61)
Cost of issuances	(4)	(30)	(7)
All other financing cash flows, net	10	(21)	5
Net financing activities associated with Conectiv Energy assets held for sale	7	1	—

Net cash (used by) provided by financing activities	$(84)	$630	$(207)

Net cash from financing activities decreased $714 million for the year ended 2009, compared to the same period in 2008, principally due to the decrease in 2009 of issuances of long-term debt and common stock, partially offset by the decrease in amounts spent to reacquire long-term debt.

Net cash provided by financing activities in 2008 was $837 million higher than in 2007, primarily due to an increase in issuances of common stock, long-term debt and 2008 borrowings under the credit facilities, and a decrease in repayments of outstanding long-term debt.

Common Stock Dividends

Common stock dividend payments were $238 million in 2009, $222 million in 2008, and $203 million in 2007. The increase in common dividends paid in 2009 was the result of additional shares outstanding, primarily from PHI’s sale of 16.1 million shares of common stock in November 2008. The increase in common dividends paid in 2008 was the result of (i) additional shares outstanding, primarily from PHI’s sale of 6.5 million shares of common stock in November 2007, and (ii) a quarterly dividend increase from 26 cents per share to 27 cents per share beginning in the first quarter of 2008.

Changes in Outstanding Common Stock

In November 2008, PHI sold 16.1 million shares of common stock in a registered offering at a price per share of $16.50, resulting in gross proceeds of $265 million. In November 2007, PHI sold 6.5 million shares of common stock in a registered offering at a price per share of $27.00, resulting in gross proceeds of $176 million.

Under the Shareholder Dividend Reinvestment Plan (DRP), PHI issued 2.2 million shares of common stock in 2009, 1.3 million shares of common stock in 2008, and 1 million shares of common stock in 2007.

Changes in Outstanding Preferred Stock

Cash flows from the redemption of preferred stock in 2009, 2008 and 2007 are summarized in the chart below.

Preferred Stock Redemptions	Redemption Price	Shares Redeemed			Aggregate Redemption Costs for years ended December 31,
		2009	2008	2007	2009	2008	2007
					(millions of dollars)
DPL
Redeemable Serial Preferred Stock
4.0% Series of 1943, $100 per share par value	$105.00	—	—	19,809	$—	$—	$2
3.7% Series of 1947, $100 per share par value	$104.00	—	—	39,866	—	—	4
4.28% Series of 1949, $100 per share par value	$104.00	—	—	28,460	—	—	3
4.56% Series of 1952, $100 per share par value	$105.00	—	—	19,571	—	—	2
4.20% Series of 1955, $100 per share par value	$103.00	—	—	25,404	—	—	2
5.0% Series of 1956, $100 per share par value	$104.00	—	—	48,588	—	—	5

					$—	$—	$18

Changes in Outstanding Long-Term Debt

Cash flows from the issuance and redemption of long-term debt in 2009, 2008 and 2007 are summarized in the charts below.

	2009	2008		2007
Issuances	(millions of dollars)
PHI
6.0% unsecured notes due 2019	$—	$—		$200
6.125% unsecured notes due 2017	—	—		250

	—	—		450

Pepco
6.2% tax-exempt bonds due 2022 (a)	110	—		—
6.5% senior notes due 2037 (a)	—	250		—
6.5% senior notes due 2037 (a)	—	—		250
7.9% first mortgage bonds due 2038	—	250		—

	110	500		250

DPL
6.4% first mortgage bonds due 2013	—	250		—

	—	250	(b)	—

ACE
7.75% first mortgage bonds due 2018	—	250		—

	—	250		—

Pepco Energy Services	—	—		4

	$110	$1,000	(b)	$704

(a)	Secured by an outstanding series of Collateral First Mortgage Bonds. See Note (11), “Debt,” to the consolidated financial statements of PHI set forth in Exhibit 99.3.
(b)	Excludes DPL $150 million two-year bank loan that was converted to a 364-day bank loan.

	2009	2008	2007
Redemptions	(millions of dollars)
PHI
5.5% unsecured notes due 2007	$—	$—	$500

	—	—	500

Pepco
6.25% medium term notes due 2009	50	—	—
7.64% medium term notes due 2007	—	—	35
6.25% first mortgage bonds due 2007	—	—	175
6.5% first mortgage bonds due 2008	—	78	—
Auction rate, tax-exempt bonds due 2022 (a)	—	110	—
5.875% first mortgage bonds due 2008	—	50	—

	50	238	210

DPL
7.08% medium term notes due 2007	—	—	12
Auction rate, tax-exempt bonds due 2030-2038 (a)	—	58	—
Auction rate, tax-exempt bonds due 2030-2031 (a)	—	36	—
8.125% medium term notes due 2007	—	—	50
6.95% first mortgage bonds due 2008	—	—	3
6.95% first mortgage bonds due 2008	—	4	—
Auction rate, tax-exempt bonds due 2023 (a)	—	18	—

	—	116	65

ACE
6.79% medium term notes due 2008	—	15	—
Auction rate, tax-exempt bonds due 2029 (a)	—	25	—
Auction rate, tax-exempt bonds due 2029 (a)	—	30	—
6.77% medium term notes due 2008	—	1	—
7.52% medium term notes due 2007	—	—	15
6.73%-6.75% medium term notes due 2008	—	25	—
7.15% medium term notes due 2007	—	—	1
6.71%-6.73% medium term notes due 2008	—	9	—
Securitization bonds due 2007-2009	32	31	30

	32	136	46

PCI
7.62% medium term notes due 2007	—	—	34
8.24% medium term note due 2008	—	92	—

	—	92	34

Pepco Energy Services	1	8	—

	$83	$590	$855

(a)	Repurchased by the indicated company pending resale to the public. See “Purchase and Resale of Tax-Exempt Auction Rate Bonds” below.

Purchase and Resale of Tax-Exempt Auction Rate Bonds

The redemptions in 2008 shown above include the purchase at par by PHI subsidiaries of $276 million in aggregate principal amount of insured tax-exempt auction rate bonds issued by municipal authorities for the benefit of the respective PHI subsidiaries. These purchases were made in response to disruption in the market for municipal auction rate securities that made it difficult for the remarketing agent to successfully remarket the bonds, at that time. These bond purchases consisted of the following:

•

The purchase by Pepco of Pollution Control Revenue Refunding Bonds issued by the Maryland Economic Development Corporation of an aggregate principal amount of $110 million (the Purchased Pepco Tax-Exempt Bonds).

•

The purchase by DPL of Exempt Facilities Refunding Revenue Bonds issued by The Delaware Economic Development Authority in the aggregate principal amount of $112 million (the Purchased DPL Tax-Exempt Bonds).

•

The purchase by ACE of (i) Pollution Control Revenue Refunding Bonds issued by Cape May County in the aggregate principal amount of $32 million and (ii) Pollution Control Revenue Refunding Bonds issued by Salem County in the aggregate principal amount of $23 million (the Purchased ACE Tax-Exempt Bonds).

Upon the purchase of the tax-exempt bonds, the obligations of the PHI subsidiaries with respect to these tax-exempt bonds were considered to be extinguished for accounting purposes; however, each of the companies continued to hold the bonds, while monitoring the market and evaluating the options for reselling the bonds to the public at some time in the future.

In 2009, PHI subsidiaries resold or redeemed the following tax-exempt bonds that they purchased in 2008:

•	Pepco resold the entire $110 million of the Purchased Pepco Tax-Exempt Bonds, which is accounted for as long-term debt.

•	DPL redeemed $33 million of the Purchased DPL Tax-Exempt Bonds.

•	ACE redeemed $32 million of the Purchased ACE Tax-Exempt Bonds.

Changes in Short-Term Debt

During 2009, the market for commercial paper was less restrictive than it had been in 2008. As a result PHI and its utility subsidiaries were able to issue commercial paper and repay their bank loans and their loans outstanding under the $1.5 billion credit facility. As of December 31, 2009, PHI had a total of $384 million of commercial paper outstanding, as compared to no commercial paper outstanding at December 31, 2008 and $137 million of commercial paper outstanding at December 31, 2007.

Due to the capital and credit market disruptions in 2008, the market for commercial paper was severely restricted. As a result, PHI and its subsidiaries were unable to issue commercial paper on a day-to-day basis either in amounts, or with maturities, that were typically required for cash management purposes. Given their restricted access to the commercial paper market and the general uncertainty in the credit markets, PHI and each of its subsidiaries borrowed under the $1.5 billion credit facility to create a cash reserve for future short-term operating needs. As of December 31, 2008, PHI had a loan of $50 million outstanding and Pepco had a loan of $100 million outstanding under this facility. These loans were repaid in 2009.

In 2008, both DPL and Pepco entered into short-term bank loans. In March 2008, DPL obtained a $150 million unsecured bank loan that matured in July 2009. In May 2008, Pepco obtained a $25 million bank loan that matured in April 2009 and a $25 million bank loan that matured in September 2008.

In 2008 and 2009, the following insured Variable Rate Demand Bonds (VRDBs) were tendered to The Bank of New York Mellon, as bond trustee, by the holders and purchased by The Bank of New York Mellon pursuant to standby bond purchase agreements for the respective series:

•	$18.2 million of Pollution Control Revenue Refunding Bonds 1997 Series A issued by Salem County for the benefit of ACE, and

•	$4.4 million of Pollution Control Revenue Refunding Bonds 1997 Series B issued by Salem County for the benefit of ACE.

In June 2009, the VRDBs were resold to the public. In connection with this remarketing, the financial guaranty insurance policies issued as credit support for the VRDBs were cancelled and replaced with letters of credit issued by The Bank of New York Mellon. The letters of credit will expire on June 23, 2010 unless extended. The expiration, cancellation, or termination of a letter of credit prior to the maturity of the related VRDBs will require DPL to repurchase the VRDBs.

In November 2008, DPL repurchased $9 million of VRDBs due 2024.

In 2007, with cash from operations, PHI redeemed $36 million in short-term debt.

Sale of Virginia Retail Electric Distribution and Wholesale Transmission Assets

In January 2008, DPL completed (i) the sale of its retail electric distribution assets on the Eastern Shore of Virginia for a purchase price of approximately $49 million, and (ii) the sale of its wholesale electric transmission assets located on the Eastern Shore of Virginia for a purchase price of approximately $5 million.

Sales of ACE Generating Facilities

In 2007, ACE completed the sale of the B.L. England generating facility for a price of $9 million. In 2008, ACE received an additional $4 million in an arbitration settlement relating to the sale. For a discussion of the accounting treatment of the gains from these sales, see Note (7), “Regulatory Assets and Regulatory Liabilities,” to the consolidated financial statements of PHI set forth in Exhibit 99.3.

Proceeds from Settlement of Mirant Bankruptcy Claims

In 2000, Pepco sold substantially all of its electricity generating assets to Mirant. As part of the sale, Pepco and Mirant entered into a “back-to-back” arrangement, whereby Mirant agreed to purchase from Pepco the 230 megawatts of electricity and capacity that Pepco was obligated to purchase annually through 2021 from Panda under the Panda PPA at the purchase price Pepco was obligated to pay to Panda. In 2003, Mirant commenced a voluntary bankruptcy proceeding in which it sought to reject certain obligations that it had undertaken in connection with the asset sale. As part of the settlement of Pepco’s claims against Mirant arising from the bankruptcy, Pepco agreed not to contest the rejection by Mirant of its obligations under the “back-to-back” arrangement in exchange for the payment by Mirant of damages corresponding to the estimated amount by which the purchase price that Pepco was obligated to pay Panda for the energy and capacity exceeded the market price. In 2007, Pepco received as damages $414 million in net proceeds from the sale of shares of Mirant common stock issued to it by Mirant. In September 2008, Pepco transferred the Panda PPA to Sempra Energy Trading LLC (Sempra), along with a payment to Sempra, thereby terminating all further rights, obligations and liabilities of Pepco under the Panda PPA. In March 2009, the DCPSC issued an order approving Pepco’s sharing proposal for the District of Columbia under which approximately $24 million was distributed to District of Columbia customers as a one-time billing credit. As a result of this decision, Pepco recorded a pre-tax gain of approximately $14 million for the quarter ended March 31, 2009. On July 2, 2009, the MPSC approved a settlement agreement among Pepco, the Maryland Office of People’s Counsel and the MPSC staff under which Pepco distributed approximately $38 million to Maryland customers during the billing month of August 2009 through a one-time billing credit. As a result of this decision, Pepco recorded a pre-tax gain of approximately $26 million in the quarter ended September 30, 2009. The final resolution of this matter allowed for the release of $64 million previously accounted for as restricted cash and the extinguishment of the corresponding regulatory liability.

Capital Requirements

Capital Expenditures

Pepco Holdings’ total capital expenditures for the year ended December 31, 2009 totaled $864 million, of which $622 million was incurred by Power Delivery, $200 million by Conectiv Energy, $12 million by Pepco Energy Services and $30 million by Corporate and Other. The Power Delivery expenditures were primarily related to capital costs associated with new customer services, distribution reliability, and transmission.

The table below shows the projected capital expenditures for Power Delivery, Conectiv Energy, Pepco Energy Services and Corporate and Other for the five-year period 2010 through 2014. Pepco Holdings expects to fund these expenditures through internally generated cash and external financing.

	For the Year
	2010	2011	2012	2013	2014	Total
	(millions of dollars)
Power Delivery
Distribution	$384	$469	$537	$562	$593	$2,545
Distribution - Blueprint for the Future	115	128	59	8	92	402
Transmission	179	235	245	298	208	1,165
Transmission - MAPP	24	246	317	297	246	1,130
Gas Delivery	20	20	20	21	20	101
Other	46	61	60	46	35	248

Sub-Total	768	1,159	1,238	1,232	1,194	5,591
DOE Capital Reimbursement Awards (a)	(30)	(70)	(26)	(4)	—	(130)

Total for Power Delivery Business	738	1,089	1,212	1,228	1,194	5,461
Conectiv Energy (b)	174	41	14	11	18	258
Pepco Energy Services	13	8	14	1	1	37
Corporate and Other	3	3	3	3	3	15

Total PHI	$928	$1,141	$1,243	$1,243	$1,216	$5,771

(a)	Amounts are presented on a gross basis on the assumption that the awards are not subject to federal or state tax.
(b)	Amounts primarily consist of projected capital expenditures related to the wholesale power generation business. Accordingly, with the sale of the wholesale power generation business to Calpine on July 1, 2010, these amounts will not be fully expended.

In 2009, the U.S. Department of Energy (DOE) announced awards under the American Recovery and Reinvestment Act of 2009 of:

•

$105 million and $44 million in Pepco’s Maryland and the District of Columbia service territories respectively for the implementation of an advanced metering infrastructure (AMI) system, direct load control, distribution automation, and communications infrastructure.

•	$19 million to ACE for the implementation of direct load control, distribution automation, and communications infrastructure in its New Jersey service territory.

PHI is currently in the process of finalizing certain terms and conditions of the awards with the DOE. Of the $168 million, $130 million, as shown in the table above, will offset Blueprint for the Future and other capital expenditures that the PHI subsidiaries are projected to incur. The remaining $38 million will be used to help offset ongoing expenses associated with direct load control and other Power Delivery programs.

Distribution, Transmission and Gas Delivery

The projected capital expenditures listed in the table for distribution (other than Blueprint for the Future), transmission (other than the MAPP project) and gas delivery are primarily for facility replacements and upgrades to accommodate customer growth and reliability.

Blueprint for the Future

For a discussion of the Blueprint for the Future initiative, see Item 1, “Business — Description of Business — Blueprint for the Future” of PHI’s Annual Report on Form 10-K for the year ended December 31, 2009.

MAPP Project

The total cost of the MAPP project is currently estimated to be $1.2 billion. For a discussion of the MAPP project, see Item 1, “Business — Description of Business — MAPP Project” of PHI’s Annual Report on Form 10-K for the year ended December 31, 2009.

MAPP/DOE Loan Program

PHI has applied for a $684 million loan guarantee from the DOE for a substantial portion of the MAPP project, primarily the Calvert Cliffs to Indian River segment. The loan guarantee is available under a loan guarantee program for projects that employ innovative energy efficiency, renewable energy and advanced transmission and distribution technologies. If granted, PHI believes that the guarantee would allow PHI to obtain financing at a lower cost than it would otherwise be able to obtain in the capital markets. Whether PHI’s application will be granted and, if so, the amount of debt guaranteed is subject to the discretion of the DOE and the negotiation of terms that will satisfy the conditions of the terms of the guarantee program.

Delta Project

Conectiv Energy is constructing a 545 megawatt natural gas and oil-fired combined-cycle electricity generation plant in Peach Bottom Township, Pennsylvania (Delta Project). The total construction expenditures including capitalized interest for the Delta Project are expected to be $470 million, of which $178 million was expended in 2009, $62 million in 2008 and $63 million in 2007. Projected expenditures of $147 million in 2010 and $20 million in 2011 are included in Conectiv Energy’s projected capital expenditures shown in the table above. The plant is expected to become operational during the second quarter of 2011.

Cumberland Project

In 2009, Conectiv Energy completed construction of a new 100 megawatt combustion turbine power plant in Millville, New Jersey. The total construction expenditure including capitalized interest for this project was $75 million. The plant became operational during the second quarter of 2009.

Dividends

Pepco Holdings’ annual dividend rate on its common stock is determined by the Board of Directors on a quarterly basis and takes into consideration, among other factors, current and possible future developments that may affect PHI’s income and cash flows. In 2009, PHI’s Board of Directors declared quarterly dividends of 27 cents per share of common stock payable on March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009.

On January 28, 2010, the Board of Directors declared a dividend on common stock of 27 cents per share payable March 31, 2010, to shareholders of record on March 10, 2010.

PHI, on a stand-alone basis, generates no operating income of its own. Accordingly, its ability to pay dividends to its shareholders depends on dividends received from its subsidiaries. In addition to their future financial performance, the ability of PHI’s direct and indirect subsidiaries to pay dividends is subject to limits imposed by: (i) state corporate laws, which impose limitations on the funds that can be used to pay dividends and, in the case of ACE, the regulatory requirement that it obtain the prior approval of the NJBPU before dividends can be paid if its equity as a percent of its total capitalization, excluding securitization debt, falls below 30%; (ii) the prior rights of holders of existing and future preferred stock, mortgage bonds and other long-term debt issued by the subsidiaries, and any other restrictions imposed in connection with the incurrence of liabilities; and (iii) certain provisions of ACE’s charter that impose restrictions on payment of common stock dividends for the benefit of preferred stockholders. Pepco and DPL have no shares of preferred stock outstanding. Currently, the capitalization ratio limitation to which ACE is subject and the restriction in the ACE charter do not limit ACE’s ability to pay common stock dividends.

Contractual Obligations and Commercial Commitments

Summary information about Pepco Holdings’ consolidated contractual obligations and commercial commitments at December 31, 2009, is as follows:

	Contractual Maturity
Obligation	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
	(millions of dollars)
Variable Rate Demand Bonds	$146	$146	$—	$—	$—

Commercial paper	384	384	—	—	—
Long-term debt (a)	5,385	533	857	892	3,103
Long-term project funding	20	3	4	4	9
Interest payments on debt	3,827	308	581	453	2,485
Capital leases	152	15	30	30	77
Liabilities and accrued interest related to effectively settled and uncertain tax positions	39	39	—	—	—
Operating leases	561	79	83	45	354
Estimated pension plan contributions	100	100	—	—	—
Non-derivative fuel and purchase power contracts (b)	4,943	1,112	1,109	592	2,130

Total	$15,557	$2,719	$2,664	$2,016	$8,158

(a)	Includes transition bonds issued by Atlantic City Electric Transition Funding, LLC.
(b)	Excludes contracts for the purchase of electricity to satisfy Default Electricity Supply load service obligations which have neither a fixed commitment amount nor a minimum purchase amount. In addition, costs are recoverable from customers.

Third Party Guarantees, Indemnifications and Off-Balance Sheet Arrangements

For a discussion of PHI’s third party guarantees, indemnifications, obligations and off-balance sheet arrangements, see Note (17), “Commitments and Contingencies,” to the consolidated financial statements of PHI set forth in Exhibit 99.3.

The following table provides detail on changes in the net asset or liability positions of Conectiv Energy and Pepco Energy Services with respect to energy commodity contracts for the year ended December 31, 2009. The balances reflected in the table are stated gross, pre-tax and before the netting of collateral as required by FASB guidance on the offsetting of balance sheet accounts (ASC 210-20).

Energy Commodity Activities (a)
(millions of dollars)
Total Fair Value of Energy Contract Net Liabilities at December 31, 2008	$(314)
Current period unrealized losses	(1)
Effective portion of changes in fair value - recorded in Accumulated Other Comprehensive Loss	(127)
Cash flow hedge ineffectiveness - recorded in income	(2)
Recognition of realized gains (losses) on settlement of contracts	164
Derivative activity associated with Conectiv Energy	(48)

Total Fair Value of Energy Contract Net Liabilities at December 31, 2009	$(328)

Total
Detail of Fair Value of Energy Contract Net Liabilities at December 31, 2009 (see above)
Derivative assets (current assets)	$5
Derivative assets (non-current assets)	16
Derivative assets held for sale	54

Total Fair Value of Energy Contract Assets	75

Derivative liabilities (current liabilities)	(123)
Derivative liabilities (non-current liabilities)	(67)
Derivative liabilities held for sale	(213)

Total Fair Value of Energy Contract Liabilities	(403)

Total Fair Value of Energy Contract Net Liabilities	$(328)

Notes:

(a)	Includes all hedging and trading activities recorded at fair value through Accumulated Other Comprehensive Loss (AOCL) or on the Statements of Income, as required.

The $328 million net liability on energy contracts at December 31, 2009 was primarily attributable to losses on power swaps and natural gas futures and swaps designated as hedges of future energy purchases or production under FASB guidance on derivatives and hedging (ASC 815). Prices of electricity and natural gas declined during the year, which resulted in unrealized losses on the energy contracts of Pepco Energy Services and Conectiv Energy. Pepco Energy Services and Conectiv Energy recorded unrealized losses of $340 million on energy contracts in Accumulated Other Comprehensive Loss as these energy contracts were effective hedges under the guidance. When these energy contracts settle, the related realized gains or losses are expected to be largely offset by the realized loss or gain on future energy purchases or production that will be used to settle the sales obligations of Pepco Energy Services and Conectiv Energy with its customers.

PHI uses its best estimates to determine the fair value of the commodity and derivative contracts that are held and sold by Pepco Energy Services and Conectiv Energy. The fair values in each category presented below reflect forward prices and volatility factors as of December 31, 2009 and are subject to change as a result of changes in these factors:

	Fair Value of Contracts at December 31, 2009 Maturities
Source of Fair Value	2010	2011	2012	2013 and Beyond	Total Fair Value
	(millions of dollars)
Energy Commodity Activities, net (a)
Actively Quoted (i.e., exchange-traded) prices	$(98)	$(13)	$(9)	$(3)	$(123)
Prices provided by other external sources (b)	(158)	(28)	(41)	(4)	(231)
Modeled (c)	4	6	9	7	26

Total	$(252)	$(35)	$(41)	$—	$(328)

Notes:

(a)	Includes all hedge activity and trading activities recorded at fair value through AOCL or on the Statements of Income, as required.
(b)	Prices provided by other external sources reflect information obtained from over-the-counter brokers, industry services, or multiple-party on-line platforms that are readily observable in the market.
(c)	Modeled values include significant inputs, usually representing more than 10% of the valuation, not readily observable in the market. The modeled valuation above represents the fair valuation of certain long-dated power transactions based on limited observable broker prices extrapolated for periods beyond two years into the future.

Contractual Arrangements with Credit Rating Triggers or Margining Rights

Under certain contractual arrangements entered into by PHI’s subsidiaries, each subsidiary may be required to provide cash collateral or letters of credit as security for its contractual obligations if the credit ratings of the subsidiary are downgraded. In the event of a downgrade, the amount required to be posted would depend on the amount of the underlying contractual obligation existing at the time of the downgrade. Based on contractual provisions in effect at December 31, 2009, a one-level downgrade in the unsecured debt credit ratings of PHI and each of its rated subsidiaries, which would decrease PHI’s rating to below “investment grade,” would increase the collateral obligation of PHI and its subsidiaries by up to $460 million, $246 million of which is the net settlement amount attributable to derivatives, normal purchase and normal sale contracts, collateral, and other contracts under master netting agreements as described in Note (15), “Derivative Instruments and Hedging Activities,” to the consolidated financial statements of PHI set forth in Exhibit 99.3 of this Form 8-K. The remaining $214 million is attributable primarily to energy services contracts and accounts payable to independent system operators and distribution companies under full requirements contracts entered into by Pepco Energy Services. PHI believes that it and its utility subsidiaries currently have sufficient liquidity under the primary credit facilities and otherwise to fund these financial obligations were they to be incurred.

Many of the contractual arrangements entered into by PHI’s subsidiaries include margining rights pursuant to which the PHI subsidiary or a counterparty may request collateral if the market value of the contractual obligations reaches levels in excess of the credit thresholds established in the applicable arrangements. Pursuant to these margining rights, the affected PHI subsidiary may receive, or be required to post, collateral due to energy price movements. As of December 31, 2009, Pepco Holdings’ subsidiaries provided net cash collateral in the amount of $364 million in connection with these activities.

Environmental Remediation Obligations

PHI’s accrued liabilities as of December 31, 2009 include approximately $12 million, of which approximately $6 million is expected to be incurred in 2010, for potential environmental cleanup and other costs related to sites at which an operating subsidiary is a potentially responsible party, is alleged to be a third-party contributor, or has made a decision to clean up contamination on its own property. For information regarding projected expenditures for environmental control facilities, see Item 1 “Business — Environmental Matters,” of PHI’s Annual Report on Form 10-K for the year ended December 31, 2009. The most significant environmental remediation obligations as of December 31, 2009, were:

•

Approximately $2 million, of which approximately $1 million is expected to be incurred in 2010, payable by DPL in accordance with a 2001 consent agreement reached with the Delaware Department of Natural Resources and Environmental Control, for remediation, site restoration, natural resource damage compensatory projects and other costs associated with environmental contamination that resulted from an oil release at the Indian River power plant, which was sold in June 2001.

•

Approximately $4 million in environmental remediation costs, of which approximately $2 million is expected to be incurred in 2010, payable by Conectiv Energy associated with the Deepwater generating facility.

•	Approximately $2 million, constituting Pepco’s liability for a remedy at the Metal Bank/Cottman Avenue site.

•

Approximately $2 million, nearly 90% of which is expected to be incurred in 2010, payable by DPL in connection with the Wilmington Coal Gas South site located in Wilmington, Delaware, to remediate residual material from the historical operation of a manufactured gas plant.

•	Less than $1 million, of which approximately 10% is expected to be incurred in 2010, payable by Pepco for long-term monitoring associated with a pipeline oil release that occurred in 2000.

Sources of Capital

Pepco Holdings’ sources to meet its long-term funding needs, such as capital expenditures, dividends, and new investments, and its short-term funding needs, such as working capital and the temporary funding of long-term funding needs, include internally generated funds, securities issuances and bank financing under new or existing facilities. PHI’s ability to generate funds from its operations and to access capital and credit markets is subject to risks and uncertainties. Volatile and deteriorating financial market conditions, diminished liquidity and tightening credit may affect access to certain of PHI’s potential funding sources. See Item 1A, “Risk Factors,” of PHI’s Annual Report on Form 10-K for the year ended December 31, 2009, for additional discussion of important factors that may impact these sources of capital.

Cash flow from Operations

Cash flow generated by regulated utility subsidiaries in the Power Delivery business is the primary source of PHI’s cash flow from operations. Additional cash flows are generated by PHI’s non-regulated subsidiaries and from the sale of non-core assets.

Short-Term Funding Sources

Pepco Holdings and its regulated utility subsidiaries have traditionally used a number of sources to fulfill short-term funding needs, such as commercial paper, short-term notes and bank lines of credit. Proceeds from short-term borrowings are used primarily to meet working capital needs but may also be used to fund temporarily long-term capital requirements.

Pepco Holdings maintains an ongoing commercial paper program of up to $875 million. Pepco and DPL have ongoing commercial paper programs of up to $500 million, and ACE up to $250 million. The commercial paper can be issued with maturities of up to 270 days.

Long-Term Funding Sources

The sources of long-term funding for PHI and its subsidiaries are the issuance of debt and equity securities and borrowing under long-term credit agreements. Proceeds from long-term financings are used primarily to fund long-term capital requirements, such as capital expenditures and new investments, and to repay or refinance existing indebtedness.

Regulatory Restrictions on Financing Activities

The issuance of debt securities by PHI’s principal subsidiaries requires approval of either FERC or one or more state public utility commissions. Neither FERC approval nor state public utility commission approval is required as a condition to the issuance of securities by PHI.

State Financing Authority

Pepco’s long-term financing activities (including the issuance of securities and the incurrence of debt) are subject to authorization by the DCPSC and MPSC. DPL’s long-term financing activities are subject to authorization by MPSC and the DPSC. ACE’s long-term and short-term (consisting of debt instruments with a maturity of one year or less) financing activities are subject to authorization by the NJBPU. Each utility, through periodic filings with the state public service commission(s) having jurisdiction over its financing activities, typically seeks to maintain standing authority sufficient to cover its projected financing needs over a multi-year period.

FERC Financing Authority

Under the Federal Power Act (FPA), FERC has jurisdiction over the issuance of long-term and short-term securities of public utilities, but only if the issuance is not regulated by the state public utility commission in which the public utility is organized and operating. Under these provisions, FERC has jurisdiction over the issuance of short-term debt by Pepco and DPL. Pepco and DPL have obtained FERC authority for the issuance of short-term debt. Because Conectiv Energy and Pepco Energy Services also qualify as public utilities under the FPA and are not regulated by a state utility commission, FERC also has jurisdiction over the issuance of securities by those companies. Conectiv Energy and Pepco Energy Services have obtained the requisite FERC financing authority in their respective market-based rate orders.

Money Pool

Pepco Holdings operates a system money pool under a blanket authorization adopted by FERC. The money pool is a cash management mechanism used by Pepco Holdings to manage the short-term investment and borrowing requirements of its subsidiaries that participate in the money pool. Pepco Holdings may invest in but not borrow from the money pool. Eligible subsidiaries with surplus cash may deposit those funds in the money pool. Deposits in the money pool are guaranteed by Pepco Holdings. Eligible subsidiaries with cash requirements may borrow from the money pool. Borrowings from the money pool are unsecured. Depositors in the money pool receive, and borrowers from the money pool pay, an interest rate based primarily on Pepco Holdings’ short-term borrowing rate. Pepco Holdings deposits funds in the money pool to the extent that the pool has insufficient funds to meet the borrowing needs of its participants, which may require Pepco Holdings to borrow funds for deposit from external sources.

Regulatory And Other Matters

For a discussion of material pending regulatory and legal proceedings, and certain other commitments and contingencies, see Note (17), “Commitments and Contingencies,” to the consolidated financial statements of PHI set forth in Exhibit 99.3.

Critical Accounting Policies

General

Pepco Holdings has identified the following accounting policies, including certain estimates, that as a result of the judgments, uncertainties, uniqueness and complexities of the underlying accounting standards and operations involved, could result in material changes in its financial condition or results of operations under different conditions or using different assumptions. Pepco Holdings has discussed the development, selection and disclosure of each of these policies with the Audit Committee of the Board of Directors.

Goodwill Impairment Evaluation

PHI believes that the estimates involved in its goodwill impairment evaluation process represent “Critical Accounting Estimates” because they are subjective and susceptible to change from period to period as management makes assumptions and judgments, and the impact of a change in assumptions and estimates could be material to financial results.

Substantially all of PHI’s goodwill was generated by Pepco’s acquisition of Conectiv in 2002 and is allocated to the Power Delivery reporting unit for purposes of assessing impairment under FASB guidance on goodwill and other intangibles (ASC 350). Management has identified Power Delivery as a single reporting unit based on the aggregation of components which have similar economic characteristics, similar products and services and operate in a similar regulatory environment. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. Management uses its best judgment to make reasonable projections of future cash flows for Power Delivery when estimating the reporting unit’s fair value. In addition, PHI selects a discount rate for the associated risk with those estimated cash flows. These judgments are inherently uncertain, and actual results could vary from those used in PHI’s estimates. The impact of such variations could significantly alter the results of a goodwill impairment test, which could materially impact the estimated fair value of Power Delivery and potentially the amount of any impairment recorded in the financial statements.

PHI has historically tested its goodwill for impairment annually as of July 1 from 2002 to 2009, and on an interim basis whenever an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. After completion of the July 1, 2009 annual test, PHI changed the date of its annual test to November 1, and accordingly PHI has performed its next annual impairment test as of November 1, 2009. Factors that may result in an interim impairment test include, but are not limited to: a change in identified reporting units; an adverse change in business conditions; a protracted decline in stock price causing market capitalization to fall below book value; an adverse regulatory action; or impairment of long-lived assets in the reporting unit.

PHI’s November 1, 2009 annual impairment test indicated that its goodwill was not impaired. See Note (6), “Goodwill,” to the consolidated financial statements of Pepco Holdings, set forth in Exhibit 99.3. PHI performed an interim test of goodwill for impairment as of March 31, 2009 which updated an interim test performed as of December 31, 2008 as its market capitalization was below its book value at both points in time and its market capitalization relative to book value had declined significantly from the December 31, 2008 market capitalization. PHI concluded that its goodwill was not impaired at either July 1, 2009, March 31, 2009, or December 31, 2008. Although PHI’s market capitalization remained below book value as of December 31, 2009, PHI did not perform an interim goodwill impairment test because its market capitalization relative to book value improved compared to earlier periods and there were no other indicators of potential impairment.

In order to estimate the fair value of the Power Delivery reporting unit, PHI uses two discounted cash flow models. The models differ in the method used to calculate the terminal value of the reporting unit.

One model estimates terminal value based on a constant annual cash flow growth rate that is consistent with Power Delivery’s long-term view of the business, and the other model estimates terminal value based on a multiple of earnings before interest, taxes, depreciation, and amortization (EBITDA) that management believes is consistent with EBITDA multiples for comparable utilities. The models use a cost of capital appropriate for a regulated utility as the discount rate for the estimated cash flows associated with the reporting unit. PHI has consistently used this valuation methodology to estimate the fair value of Power Delivery.

The estimation of fair value is dependent on a number of factors that are sourced from the Power Delivery reporting unit’s business forecast, including but not limited to interest rates, growth assumptions, returns on rate base, operating and capital expenditure requirements, and other factors, changes in which could materially impact the results of impairment testing. Assumptions and methodologies used in the models were consistent with historical experience. A hypothetical 10 percent decrease in fair value of the Power Delivery reporting unit at November 1, 2009 would not have resulted in the Power Delivery reporting unit failing the first step of the impairment test, as defined in the guidance, as the estimated fair value of the reporting unit would have been above its carrying value Sensitive, interrelated and uncertain variables that could decrease the estimated fair value of the Power Delivery reporting unit include utility sector market performance, sustained adverse business conditions, change in forecasted revenues, higher operating and capital expenditure requirements, a significant increase in the cost of capital, and other factors.

Long-Lived Assets Impairment Evaluation

Pepco Holdings believes that the estimates involved in its long-lived asset impairment evaluation process represent “Critical Accounting Estimates” because (i) they are highly susceptible to change from period to period because management is required to make assumptions and judgments about undiscounted and discounted future cash flows and fair values, which are inherently uncertain, (ii) actual results could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (iii) the impact that recognizing an impairment would have on Pepco Holdings’ assets as well as the net loss related to an impairment charge could be material. The primary assets subject to a long-lived asset impairment evaluation are property, plant, and equipment.

The FASB guidance on the accounting for the impairment or disposal of long-lived assets (ASC 360), requires that certain long-lived assets must be tested for recoverability whenever events or circumstances indicate that the carrying amount may not be recoverable, such as (1) a significant decrease in the market price of a long-lived asset or asset group, (2) a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition, (3) a significant adverse change in legal factors or in the business climate, including an adverse action or assessment by a regulator, (4) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset or asset group, (5) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group, and (6) a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

An impairment loss may only be recognized if the carrying amount of an asset is not recoverable and the carrying amount exceeds its fair value. The asset is deemed not to be recoverable when its carrying amount exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. In order to estimate an asset’s future cash flows, Pepco Holdings considers historical cash flows. Pepco Holdings uses its best estimates in making these evaluations and considers various factors, including forward price curves for energy, fuel costs, legislative initiatives, and operating costs. If necessary, the process of determining fair value is done consistent with the process described in assessing the fair value of goodwill discussed above.

Accounting for Derivatives

Pepco Holdings believes that the estimates involved in accounting for its derivative instruments represent “Critical Accounting Estimates” because management exercises judgment in the following areas, any of which could have a material impact on its financial statements: (i) the application of the definition of a derivative to contracts to identify derivatives, (ii) the election of the normal purchases and normal sales exception from derivative accounting, (iii) the application of cash flow hedge accounting (iv) the estimation of fair value used in the measurement of derivatives and hedged items, which are highly susceptible to changes in value over time due to market trends or, in certain circumstances, significant uncertainties in modeling techniques used to measure fair value that could result in actual results being materially different from Pepco Holdings’ estimates. See Note (2), “Significant Accounting Policies — Accounting for Derivatives” and Note (15), “Derivative Instruments and Hedging Activities,” to the consolidated financial statements of PHI set forth in Exhibit 99.3 for information on PHI’s accounting for derivatives.

Pepco Holdings and its subsidiaries use derivative instruments primarily to manage risk associated with commodity prices. The definition of a derivative in the FASB guidance results in management having to exercise judgment, such as whether there is a notional amount or net settlement provision in contracts. Management assesses a number of factors before determining whether it can designate derivatives for the normal purchase or normal sale exception from derivative accounting, including whether it is probable that the contracts will physically settle with delivery of the underlying commodity. The application of cash flow hedge accounting often requires judgment in the prospective and retrospective assessment and measurement of hedge effectiveness as well as whether it is probable that the forecasted transaction will occur. The fair value of derivatives is determined using quoted exchange prices where available. For instruments that are not traded on an exchange, external broker quotes are used to determine fair value. Internal models use market information when external broker quotes are not available for some custom and complex instruments. For certain long-dated instruments, broker or exchange data is extrapolated for future periods where limited market information is available. Models are also used to estimate volumes for certain transactions. The same valuation methods are used for risk management purposes to determine the value of non-derivative, commodity exposure.

Pension and Other Postretirement Benefit Plans

Pepco Holdings believes that the estimates involved in reporting the costs of providing pension and other postretirement benefits represent “Critical Accounting Estimates” because (i) they are based on an actuarial calculation that includes a number of assumptions which are subjective in nature, (ii) they are dependent on numerous factors resulting from actual plan experience and assumptions of future experience, and (iii) changes in assumptions could impact Pepco Holdings’ expected future cash funding requirements for the plans and would have an impact on the projected benefit obligations, and the reported annual net periodic pension and other postretirement benefit cost on the income statement.

Assumptions about the future, including the expected return on plan assets, discount rate applied to benefit obligations, the anticipated rate of increase in health care costs and participant compensation have a significant impact on employee benefit costs. In terms of quantifying the anticipated impact of a change in the critical assumptions while holding all other assumptions constant, Pepco Holdings estimates that a .25% decrease in the discount rate used to value the benefit obligations could result in a $5 million increase in net periodic benefit cost. Additionally, Pepco Holdings estimates that a .25% reduction in the expected return on plan assets could result in a $4 million increase in net periodic benefit cost. A 1.0% increase in the assumed healthcare cost trend rate could result in a $2 million increase in net periodic benefit cost. In addition to its impact on cost, a .25% decrease in the discount rate would increase PHI’s projected pension benefit obligation by $46 million and would increase the accumulated postretirement benefit obligation by $16 million at December 31, 2009. Pepco Holdings’ management consults with its actuaries and investment consultants when selecting its plan assumptions, and benchmarks its critical assumptions against other corporate plans.

The impact of changes in assumptions and the difference between actual and expected or estimated results on pension and postretirement obligations is generally recognized over the working lives of the employees who benefit under the plans rather than immediately recognized in the statements of income.

For additional discussion, see Note (10), “Pensions and Other Postretirement Benefits,” to the consolidated financial statements of PHI set forth in Exhibit 99.3.

Accounting for Regulated Activities

FASB guidance on the accounting for regulated activities applies to the Power Delivery businesses of Pepco, DPL, and ACE and can result in the deferral of costs or revenue that would otherwise be recognized by non-regulated entities. PHI defers the recognition of costs and records regulatory assets when it is probable those costs will be recovered in future rates charged to its customers. PHI defers the recognition of revenues and records regulatory liabilities when it is probable that it will refund payments received from customers in the future or that it will incur future costs related to the payments currently received from customers. Pepco Holdings believes that the judgments involved in accounting for its regulated activities represent “Critical Accounting Estimates” because (i) management must interpret laws and regulatory commission orders to assess the probability of the recovery of costs from customers or the return of revenues to customers when determining whether those costs or revenues should be deferred, (ii) decisions made by regulatory commissions or legislative changes at a later date could vary from earlier interpretations made by management and the impact of such variations could be material, and (iii) writing off a regulatory asset because deferred costs are no longer probable of recovery in future rates charged to customers could have a material negative impact on Pepco Holdings’ assets and earnings.

Management’s most significant judgment is whether to defer costs or revenues when there is not a current regulatory order specific to the item being considered for deferral. In those cases, management considers relevant historical precedents of the regulatory commissions, the results of recent rate orders, and any new information from its more current interactions with the regulatory commissions on that item. Management regularly reviews its regulatory assets and liabilities to determine whether adjustments to its previous conclusions are necessary based on the current regulatory and legislative environment as well as recent rate orders.

Unbilled Revenue

Unbilled revenue represents an estimate of revenue earned from services rendered by Pepco Holdings’ utility operations that have not yet been billed. Pepco Holdings’ utility operations calculate unbilled revenue using an output-based methodology. The calculation is based on the supply of electricity or gas distributed to customers but not yet billed and adjusted for estimated line loss.

Pepco Holdings believes that the estimates involved in its unbilled revenue process represent “Critical Accounting Estimates” because management is required to make assumptions and judgments about input factors to the unbilled revenue calculation. Specifically, the determination of estimated line loss is inherently uncertain. Estimated line loss is defined as the estimates of electricity and gas expected to be lost in the process of its transmission and distribution to customers. A change in estimated line loss can change the output available for sale which is a factor in the unbilled revenue calculation. Certain factors can influence the estimated line loss such as seasonality and a change in customer mix. These factors may vary between companies due to geography and density of service territory and the impact of changes in these factors could be material. The risk of misstatement in the unbilled revenue calculation is mitigated through corroboration of the resultant unbilled revenue with historical information and other available metrics.

Accounting for Income Taxes

Pepco Holdings exercises significant judgment about the outcome of income tax matters in its application of the FASB guidance on accounting for income taxes and believes it represents a “Critical Accounting Estimate” because: (1) it records a current tax liability for estimated current tax expense on its federal and state tax returns; (2) it records deferred tax assets for temporary differences between the financial statement and tax return determination of pre-tax income and the carrying amount of assets and liabilities that are more likely than not going to result in tax deductions in future years; (3) it determines whether a valuation allowance is needed against deferred tax assets if it is more likely than not that some portion of the future tax deductions will not be realized; (4) it records deferred tax liabilities for temporary differences between the financial statement and tax return determination of pre-tax income and the carrying amount of assets and liabilities if it is more likely than not that they are expected to result in tax payments in future years; (5) the measurement of deferred tax assets and deferred tax liabilities requires it to estimate future effective tax rates and future taxable income on its federal and state tax returns; (6) it must consider the effect of newly enacted tax law on its estimated effective tax rate and in measuring deferred tax balances; (7) it asserts that tax positions in its tax returns or expected to be taken in its tax returns are more likely than not to be sustained assuming that the tax positions will be examined by taxing authorities with full knowledge of all relevant information prior to recording the related tax benefit in the financial statements and that the benefit recognized in the financial statements is the largest amount of benefit that is greater than 50% likely of being realized.

Assumptions, judgment and the use of estimates are required in determining if the “more likely than not” standard has been met when developing the provision for current and deferred income taxes and the associated current and deferred tax assets and liabilities. Pepco Holdings’ assumptions, judgments and estimates take into account current tax laws and regulations, interpretation of current tax laws and regulations, the impact of newly enacted tax laws and regulations, developments in case law, settlements of tax positions, and the possible outcomes of current and future investigations conducted by tax authorities. Pepco Holdings has established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although Pepco Holdings believes that these assumptions, judgments and estimates are reasonable, changes in tax laws and regulations or its interpretation of tax laws and regulations as well as the resolutions of the current and any future investigations or legal proceedings could significantly impact the financial results from applying the accounting for income taxes in the consolidated financial statements. Pepco Holdings reviews its application of the “more likely than not” standard quarterly.

Pepco Holdings also evaluates quarterly the probability of realizing deferred tax assets by reviewing a forecast of future taxable income and the availability of tax planning strategies that can be implemented, if necessary, to realize deferred tax assets. Failure to achieve forecasted taxable income or successfully implement tax planning strategies may affect the realization of deferred tax assets and the amount of any associated valuation allowance. The forecast of future taxable income is dependent on a number of factors that can change over time, including growth assumptions, business conditions, returns on rate base, operating and capital expenditures, cost of capital, tax laws and regulations, the legal structure of entities and other factors, which could materially impact the realizability of deferred tax assets and the associated financial results in the consolidated financial statements.

New Accounting Standards and Pronouncements

For information concerning new accounting standards and pronouncements that have recently been adopted by PHI and its subsidiaries or that one or more of the companies will be required to adopt on or before a specified date in the future, see Note (3), “Newly Adopted Accounting Standards,” and Note (4), “Recently Issued Accounting Standards, Not Yet Adopted,” to the consolidated financial statements of PHI set forth in Exhibit 99.3.

Forward-Looking Statements

Some of the statements contained in this Form 8-K are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding Pepco Holdings’ intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause PHI’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond Pepco Holdings’ control and may cause actual results to differ materially from those contained in forward-looking statements:

•

Prevailing governmental policies and regulatory actions affecting the energy industry, including allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses, and present or prospective wholesale and retail competition;

•	Changes in and compliance with environmental and safety laws and policies;

•	Weather conditions;

•	Population growth rates and demographic patterns;

•	Competition for retail and wholesale customers;

•	General economic conditions, including potential negative impacts resulting from an economic downturn;

•	Growth in demand, sales and capacity to fulfill demand;

•	Changes in tax rates or policies or in rates of inflation;

•	Changes in accounting standards or practices;

•	Changes in project costs;

•	Unanticipated changes in operating expenses and capital expenditures;

•	The ability to obtain funding in the capital markets on favorable terms;

•

Rules and regulations imposed by federal and/or state regulatory commissions, PJM and other regional transmission organizations (New York Independent System Operator, ISONE), the North American Electric Reliability Corporation and other applicable electric reliability organizations;

•	Legal and administrative proceedings (whether civil or criminal) and settlements that affect PHI’s business and profitability;

•	Pace of entry into new markets;

•	Volatility in market demand and prices for energy, capacity and fuel;

•	Interest rate fluctuations and credit and capital market conditions; and

•	Effects of geopolitical events, including the threat of domestic terrorism.

Any forward-looking statements speak only as to the date of this Annual Report and Pepco Holdings undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Pepco Holdings to predict all of such factors, nor can Pepco Holdings assess the impact of any such factor on Pepco Holding’s business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

The foregoing review of factors should not be construed as exhaustive.